IN THE UNITED STATES DISTRICT COURT
FOR THE SOUTHERN DISTRICT OF OHIO
EASTERN DIVISION

UNITED STATES OF AMERICA	)
)
Plaintiff,	)
)
and	)
)
STATE OF NEW YORK, ET AL.,	)
)
Plaintiff-Intervenors,	)
)
v.	)	JUDGE EDMUND A. SARGUS, JR.
	)	Magistrate Judge Terence P. Kemp
)
AMERICAN ELECTRIC POWER SERVICE	)
	)	Civil Action No C2-99-1250
CORP., ET AL.,	)	(Consolidated with C2-99-1182)
)
Defendants.	)
)
)

UNITED STATES OF AMERICA	)
)
Plaintiff,	)
)
v.	)	JUDGE GREGORY L. FROST
	)	Magistrate Judge Norah McCann King
)
AMERICAN ELECTRIC POWER SERVICE	)
CORP., ET AL.,	)	Civil Action No C2-05-360
)
Defendants.	)
)
)

OHIO CITIZEN ACTION, ET AL.,	)
)
Plaintiffs,	)
)
v.	)	JUDGE GREGORY L. FROST
	)	Magistrate Judge Norah McCann King
)
AMERICAN ELECTRIC POWER SERVICE	)
CORP., ET AL.,	)	Civil Action No C2-04-1098
)
Defendants.	)
)
)

CONSENT DECREE

TABLE OF CONTENTS

I.  JURISDICTION AND VENUE

II.  APPLICABILITY

III.  DEFINITIONS

IV.  NOx EMISSION REDUCTIONS AND CONTROLS

A.           Eastern System-Wide Annual Tonnage Limitations for NOx

B.           NOx Emission Limitations and Control Requirements

C.           General Provisions for Use and Surrender of NOx Allowances

D.           Use of Excess NOx Allowances

E.           Super-Compliant NOx Allowances

F.           Method for Surrender of Excess NOx Allowances

G.           Reporting Requirements for NOx Allowances

H.           General NOx Provisions

V.  SO2 EMISSION REDUCTIONS AND CONTROLS

A.           Eastern System-Wide Annual Tonnage Limitations for SO2

B.           SO2 Emission Limitations and Control Requirements

C.           Use and Surrender of SO2 Allowances

D.           Method for Surrender of Excess SO2 Allowances

E.           Super-Compliant SO2 Allowances

F.           Reporting Requirements for SO2  Allowances

G.           General SO2 Provisions

VI.  PM EMISSION REDUCTIONS AND CONTROLS

A.           Optimization of Existing ESPs

B.           PM Emission Rate and Testing

C.           PM Emissions Monitoring

D.           Installation and Operation of PM CEMS

E.           PM Reporting

F.           General PM Provisions

VII.  PROHIBITION ON NETTING CREDITS OR OFFSETS FROM REQUIRED CONTROLS

VIII.  ENVIRONMENTAL MITIGATION PROJECTS

A.           Requirements for Projects Described in Appendix A ($36 million)

B.           Mitigation Projects to be Conducted by the States ($24 million)

IX. CIVIL PENALTY

X.  RESOLUTION OF CIVIL CLAIMS AGAINST DEFENDANTS

A.           Resolution of the United States’ Civil Claims

B.	Pursuit by the United States of Civil Claims Otherwise Resolved by Subsection A

C.	Resolution of Past Claims of the States and Citizen Plaintiffs and Reservation of Rights

XI.  PERIODIC REPORTING

XII.  REVIEW AND APPROVAL OF SUBMITTALS

XIII.  STIPULATED PENALTIES

XIV.  FORCE MAJEURE

XV.  DISPUTE RESOLUTION

XVI.  PERMITS

XVII.  INFORMATION COLLECTION AND RETENTION

XVIII.  NOTICES

XIX.  SALES OR TRANSFERS OF OPERATIONAL OR OWNERSHIP INTERESTS

XX.  EFFECTIVE DATE

XXI.  RETENTION OF JURISDICTION

XXII.  MODIFICATION

XXIII. GENERAL PROVISIONS

XXIV.  SIGNATORIES AND SERVICE

XXV. PUBLIC COMMENT

XXVI. CONDITIONAL TERMINATION OF ENFORCEMENT UNDER DECREE

XXVII. FINAL JUDGMENT
Appendix A: Environmental Mitigation Projects

Appendix B: Reporting Requirements

Appendix C: Monitoring Strategy and Calculation of 30-Day Rolling Average
                      Removal Efficiency for Conesville Units 5 and 6

WHEREAS, the following complaints have been filed against American Electric Power Service Corporation, Indiana Michigan Power Company, Ohio Power Company, Appalachian Power Company, Cardinal Operating Company, and Columbus Southern Power Company in the above-captioned cases, United States, et al. v. American Electric Power Service Corp., et al., Civil Action Nos. C2-99-1182 and C2-99-1250 (“AEP I”) and United States, et al. v. American Electric Power Service Corp., et al., Civil Action Nos. C2-04-1098 and C2-05-360 (“AEP II”):

(a)           the United States of America (“United States”), on behalf of the United States Environmental Protection Agency (“EPA”), filed initial complaints on November 3, 1999 and April 8, 2005, and filed amended complaints on March 3, 2000 and September 17, 2004, pursuant to Sections 113(b), 165, and 167 of the Clean Air Act (the “Act”), 42 U.S.C. §§ 7413, 7475, and 7477;

 (b)           the States of New York, Connecticut, New Jersey, Vermont, New Hampshire, Maryland, and Rhode Island, and the Commonwealth of Massachusetts, after their motion to intervene was granted, filed initial complaints on December 14, 1999 and November 18, 2004, and filed amended complaints on April 5, 2000, September 24, 2002, and September 17, 2004, pursuant to Section 304 of the Act, 42 U.S.C. § 7604; and

(c)           Ohio Citizen Action, Citizens Action Coalition of Indiana, Hoosier Environmental Council, Valley Watch, Inc., Ohio Valley Environmental Coalition, West Virginia Environmental Council, Clean Air Council, Izaak Walton League of America, United States Public Interest Research Group, National Wildlife Federation, Indiana Wildlife Federation, League of Ohio Sportsmen, Sierra Club, and Natural Resources Defense Council, Inc. filed an initial complaint on November 19, 1999, and filed amended complaints on January 1, 2000 and September 16, 2004, pursuant to Section 304 of the Act, 42 U.S.C. § 7604;

WHEREAS, the complaints filed against Defendants in AEP I and AEP II sought injunctive relief and the assessment of civil penalties for alleged violations of, inter alia, the:

(a)           Prevention of Significant Deterioration and Nonattainment New Source Review provisions in Part C and D of Subchapter I of the Act, 42 U.S.C. §§ 7470-7492, 7501-7515; and

(b)           federally-enforceable state implementation plans developed by Indiana, Ohio, Virginia, and West Virginia;

WHEREAS, EPA issued notices of violation (“NOVs”) to Defendants with respect to such allegations on November 2, 1999, November 22, 1999, and June 18, 2004;

WHEREAS, EPA provided Defendants and the States of Indiana, Ohio, and West Virginia, and the Commonwealth of Virginia, with actual notice pertaining to Defendants’ alleged violations, in accordance with Section 113(a)(1) and (b) of the Act, 42 U.S.C. § 7413(a)(1) and (b);

WHEREAS, in their complaints, the United States, the States, and Citizen Plaintiffs (collectively, the “Plaintiffs”) alleged, inter alia, that Defendants made major modifications to major emitting facilities, and failed to obtain the necessary permits and install the controls necessary under the Act to reduce sulfur dioxide, nitrogen oxides, and/or particulate matter emissions, and further alleged that such emissions damage human health and the environment;

WHEREAS, the Plaintiffs’ complaints state claims upon which relief can be granted against Defendants under Sections 113, 165, and 167 of the Act, 42 U.S.C. §§ 7413, 7475, and 7477, and 28 U.S.C. § 1355;

WHEREAS, Defendants have denied and continue to deny the violations alleged in the complaints and NOVs, maintain that they have been and remain in compliance with the Act and are not liable for civil penalties or injunctive relief, and state that they are agreeing to the obligations imposed by this Consent Decree solely to avoid the costs and uncertainties of litigation and to improve the environment;

WHEREAS, Defendants have installed and operated SCR technology on several Units in the AEP Eastern System, as those terms are defined herein, during the five (5) month ozone season to achieve emission reductions in compliance with the NOx SIP Call;

WHEREAS, the Plaintiffs and Defendants anticipate that this Consent Decree, including the installation and operation of pollution control technology and other measures adopted pursuant to this Consent Decree, will achieve significant reductions of emissions from the AEP Eastern System and thereby significantly improve air quality;

WHEREAS, the liability phase of AEP I was tried on July 6-7, 2005, and July 11-12, 2005, and no decision has been rendered;

WHEREAS, the Parties have agreed, and the Court by entering this Consent Decree finds, that this Consent Decree has been negotiated in good faith and at arm’s length; that this settlement is fair, reasonable, and in the public interest, and consistent with the goals of the Act; and that entry of this Consent Decree without further litigation is the most appropriate means of resolving this matter;

NOW, THEREFORE, without any admission by Defendants, and without adjudication of the violations alleged in the complaints or the NOVs, it is hereby ORDERED, ADJUDGED, AND DECREED as follows:

I.  JURISDICTION AND VENUE

1.  This Court has jurisdiction over this action, the subject matter herein, and the Parties consenting hereto, pursuant to 28 U.S.C. §§ 1331, 1345, 1355, and 1367, Sections 113, 167, and 304 of the Act, 42 U.S.C. §§ 7413, 7477, and 7604.  Solely for the purposes of this Consent Decree, venue is proper under Section 113(b) of the Act, 42 U.S.C. § 7413(b), and under 28 U.S.C. § 1391(b) and (c).   Solely for the purposes of this Consent Decree and the underlying complaints, and for no other purpose, Defendants waive all objections and defenses that they may have to the Court’s jurisdiction over this action, to the Court’s jurisdiction over Defendants, and to venue in this District.  Defendants shall not challenge the terms of this Consent Decree or this Court’s jurisdiction to enter and enforce this Consent Decree.  Solely for the purposes of the complaints filed by the Plaintiffs in this matter and resolved by the Consent Decree, for the purposes of entry and enforcement of this Consent Decree, and for no other purpose, Defendants waive any defense or objection based on standing.  Except as expressly provided for herein, this Consent Decree shall not create any rights in or obligations of any party other than the Plaintiffs and Defendants.  Except as provided in Section XXV (Public Comment) of this Consent Decree, the Parties consent to entry of this Consent Decree without further notice.  To facilitate entry of this Consent Decree, upon the Date of Lodging of this Consent Decree the Parties shall file a Joint Motion to Consolidate AEP I and AEP II so that AEP II is consolidated into AEP I.

II.  APPLICABILITY

2.  Upon entry, the provisions of the Consent Decree shall apply to and be binding upon and inure to the benefit of Plaintiffs and Defendants, and their respective successors and assigns, and upon their officers, employees, and agents, solely in their capacities as such.

3.  Defendants shall be responsible for providing a copy of this Consent Decree to all vendors, suppliers, consultants, contractors, agents, and any other company or other organization retained to perform any of the work required by this Consent Decree.  Notwithstanding any retention of contractors, subcontractors, or agents to perform any work required under this Consent Decree, Defendants shall be responsible for ensuring that all work is performed in accordance with the requirements of this Consent Decree.  For this reason, in any action to enforce this Consent Decree, Defendants shall not assert as a defense the failure of their officers, directors, employees, servants, agents, or contractors to take actions necessary to comply with this Consent Decree, unless Defendants establish that such failure resulted from a Force Majeure Event, as defined in Paragraph 158 of this Consent Decree.

III.  DEFINITIONS

Every term expressly defined by this Consent Decree shall have the meaning given to that term by this Consent Decree and, except as otherwise provided in this Consent Decree, every other term used in this Consent Decree that is also a term under the Act or the regulations implementing the Act shall mean in this Consent Decree what such term means under the Act or those implementing regulations.

4.  A “1-hour Average NOx Emission Rate” for a re-powered gas-fired, electric generating unit means, and shall be expressed as, the average concentration in parts per million (“ppm”) by dry volume, corrected to 15% O2, as averaged over one (1) hour.  In determining the 1-Hour Average NOx Emission Rate, Defendants shall use CEMS in accordance with applicable reference methods specified in 40 C.F.R. Part 60 to calculate the emissions for each 15-minute interval within each clock hour, except as provided in this Paragraph.  Compliance with the 1-Hour Average NOx Emission Rate shall be shown by averaging all 15-minute CEMS interval readings within a clock hour, except that any 15-minute CEMS interval that contains any part of a startup or shutdown shall not be included in the calculation of that 1-Hour average.  A minimum of two 15-minute CEMS interval readings within a clock hour, not including startup or shutdown intervals, is required to determine compliance with the 1-Hour average NOx Emission Rate.  All emissions recorded by CEMS shall be reported in 1-Hour averages.

5.  A “30-Day Rolling Average Emission Rate” for a Unit means, and shall be expressed as, a lb/mmBTU and calculated in accordance with the following procedure: first, sum the total pounds of the pollutant in question emitted from the Unit during an Operating Day and the previous twenty-nine (29) Operating Days; second, sum the total heat input to the Unit in mmBTU during the Operating Day and the previous twenty-nine (29) Operating Days; and third, divide the total number of pounds of the pollutant emitted during the thirty (30) Operating Days by the total heat input during the thirty (30) Operating Days.  A new 30-Day Rolling Average Emission Rate shall be calculated for each new Operating Day.  Each 30-Day Rolling Average Emission Rate shall include all emissions that occur during all periods of startup, shutdown, and Malfunction within an Operating Day, except as follows:

a.
Emissions and BTU inputs that occur during a period of Malfunction shall be excluded from the calculation of the 30-Day Rolling Average Emission Rate if Defendants provide notice of the Malfunction to EPA in accordance with Paragraph 159 in Section XIV (Force Majeure) of this Consent Decree;

b.
Emissions of NOx and BTU inputs that occur during the fifth and subsequent Cold Start Up Period(s) that occur at a given Unit during any 30-day period shall be excluded from the calculation of the 30-Day Rolling Average Emission Rate if inclusion of such emissions would result in a violation of any applicable 30-Day Rolling Average Emission Rate and Defendants have installed, operated, and maintained the SCR in question in accordance with manufacturers’ specifications and good engineering practices.  A “Cold Start Up Period” occurs whenever there has been no fire in the boiler of a Unit (no combustion of any Fossil Fuel) for a period of six (6) hours or more.  The NOx emissions to be excluded during the fifth and subsequent Cold Start Up Period(s) shall be the lesser of (i) those NOx emissions emitted during the eight (8) hour period commencing when the Unit is synchronized with a utility electric distribution system and concluding eight (8) hours later, or (ii) those NOx emissions emitted prior to the time that the flue gas has achieved the minimum SCR operational temperature specified by the catalyst manufacturer; and

c.
For SO2, shall include all emissions and BTUs commencing from the time the Unit is synchronized with a utility electric distribution system through the time that the Unit ceases to combust fossil fuel and the fire is out in the boiler.

6.  A “30-Day Rolling Average Removal Efficiency” means, for SO2, at a Unit other than Conesville Unit 5 and Conesville Unit 6, the percent reduction in the mass of SO2 achieved by a Unit’s FGD system over a 30-Operating Day period and shall be calculated as follows: step one, sum the total pounds of SO2 emitted as measured at the outlet of the FGD system for the Unit during the current Operating Day and the previous twenty-nine (29) Operating Days as measured at the outlet of the FGD system for that Unit; step two, sum the total pounds of SO2 delivered to the inlet of the FGD system for the Unit during the current Operating Day and the previous twenty-nine (29) Operating Days as measured at the inlet to the FGD system for that Unit; step three, subtract the outlet SO2 emissions calculated in step one from the inlet SO2 emissions calculated in step two; step four, divide the remainder calculated in step three by the inlet SO2 emissions calculated in step two; and step five, multiply the quotient calculated in step four by 100 to express as a percentage of removal efficiency.  A new 30-day Rolling Average Removal Efficiency shall be calculated for each new Operating Day, and shall include all emissions that occur during all periods within each Operating Day except that emissions that occur during a period of Malfunction may be excluded from the calculation if Defendants provide Notice of the Malfunction to Plaintiffs in accordance with Section XIV (Force Majeure) and it is determined to be a Force Majeure Event pursuant to that Section.

7.  “AEP Eastern System” means, solely for purposes of this Consent Decree, the following coal-fired, electric steam generating Units (with the nominal nameplate net capacity of each Unit):

a.	Amos Unit 1 (800 MW), Amos Unit 2 (800 MW), and Amos Unit 3 (1300 MW) located in St. Albans, West Virginia;
b.	Big Sandy Unit 1 (260 MW) and Big Sandy Unit 2 (800 MW) located in Louisa, Kentucky;
c.	Cardinal Unit 1 (600 MW), Cardinal Unit 2 (600 MW), and Cardinal Unit 3 (630 MW) located in Brilliant, Ohio;
d.	Clinch River Unit 1 (235 MW), Clinch River Unit 2 (235 MW), and Clinch River Unit 3 (235 MW) located in Carbo, Virginia;
e.	Conesville Unit 1 (125 MW), Conesville Unit 2 (125 MW), Conesville Unit 3 (165 MW), Conesville Unit 4 (780 MW), Conesville Unit 5 (375 MW), and Conesville Unit 6 (375 MW) located in Conesville, Ohio;
f.	Gavin Unit 1 (1300 MW) and Gavin Unit 2 (1300 MW) located in Cheshire, Ohio;
g.	Glen Lyn Unit 5 (95 MW) and Glen Lyn Unit 6 (240 MW) located in Glen Lyn, Virginia;
h.	Kammer Unit 1 (210 MW), Kammer Unit 2 (210 MW), and Kammer Unit 3 (210 MW) located in Moundsville, West Virginia;
i.	Kanawha River Unit 1 (200 MW) and Kanawha River Unit 2 (200 MW) located in Glasgow, West Virginia;
j.	Mitchell Unit 1 (800 MW) and Mitchell Unit 2 (800 MW) located in Moundsville, West Virginia;
k.  Mountaineer Unit 1 (1300 MW) located in New Haven, West Virginia;
l.	Muskingum River Unit 1 (205 MW), Muskingum River Unit 2 (205 MW), Muskingum River Unit 3 (215 MW), Muskingum River Unit 4 (215 MW), and Muskingum River Unit 5 (585 MW) located in Beverly, Ohio;
m.	Picway Unit 9 (100 MW) located in Lockbourne, Ohio;
n.	Rockport Unit 1 (1300 MW) and Rockport Unit 2 (1300 MW) located in Rockport, Indiana;
o.	Sporn Unit 1 (150 MW), Sporn Unit 2 (150 MW), Sporn Unit 3 (150 MW), Sporn Unit 4 (150), and Sporn Unit 5 (450 MW) located in New Haven, West Virginia; and
p.	Tanners Creek Unit 1 (145 MW), Tanners Creek Unit 2 (145 MW), Tanners Creek Unit 3 (205 MW), and Tanners Creek Unit 4 (500 MW) located in Lawrenceburg, Indiana.

8.  “Boiler Island” means: a Unit’s (a) fuel combustion system (including bunker, coal pulverizers, crusher, stoker, and fuel burners); (b) combustion air system; (c) steam generating system (firebox, boiler tubes, and walls); and (d) draft system (excluding the stack), all as further described in “Interpretation of Reconstruction,” by John B. Rasnic, U.S. EPA (November 25, 1986) and attachments thereto.

9.  “CEMS” or “Continuous Emission Monitoring System” means, for obligations involving NOx and SO2 under this Consent Decree, the devices defined in 40 C.F.R. § 72.2 and installed and maintained as required by 40 C.F.R. Part 75.

10.  “Citizen Plaintiffs” means, collectively, Ohio Citizen Action, Citizens Action Coalition of Indiana, Hoosier Environmental Council, Valley Watch, Inc., Ohio Valley Environmental Coalition, West Virginia Environmental Council, Clean Air Council, Izaak Walton League of America, United States Public Interest Research Group, National Wildlife Federation, Indiana Wildlife Federation, League of Ohio Sportsmen, Sierra Club, and Natural Resources Defense Council, Inc.

11.  “Clean Air Act” or “Act” means the federal Clean Air Act, 42 U.S.C. §§ 7401-7671q, and its implementing regulations.

12.  “Clean Air Interstate Rule” or “CAIR” means the regulations promulgated by EPA on May 12, 2005, at 70 Fed. Reg. 25,161, which are entitled, “Rule to Reduce Interstate Transport of Fine Particulate Matter and Ozone (Clean Air Interstate Rule); Revisions to Acid Rain Program; Revisions to NOx SIP Call; Final Rule,” and any subsequent amendments to that regulation, and any applicable, federally-approved state implementation plan or the federal implementation plan to implement CAIR.

13.  “Consent Decree” or “Decree” means this Consent Decree and the appendices attached hereto, which are incorporated into this Consent Decree.

14.  “Continuously Operate” or “Continuous Operation” means that when an SCR, FGD, ESP, or Other NOx Pollution Controls are used at a Unit, except during a Malfunction, they shall be operated at all times such Unit is in operation, consistent with the technological limitations, manufacturers’ specifications, and good engineering and maintenance practices for such equipment and the Unit so as to minimize emissions to the greatest extent practicable.

15.  “Date of Entry” means the date this Consent Decree is approved or signed by the United States District Court Judge; provided, however, that if the Parties’ Joint Motion to Consolidate, as specified in Paragraph 1, is denied or not decided, then the “Date of Entry” means the date that the last of the two United States District Court Judges hearing these cases approves or signs this Consent Decree.

16.  “Date of Lodging” means the date this Consent Decree is filed for lodging with the Clerk of the Court for the United States District Court for the Southern District of Ohio.

17.  “Day” means, unless otherwise specified, calendar day.

18.  “Defendants” or “AEP” means American Electric Power Service Corporation, Kentucky Power Company d/b/a American Electric Power, Indiana Michigan Power Company d/b/a American Electric Power, Ohio Power Company d/b/a American Electric Power, Cardinal Operating Company and its owners (Ohio Power and Buckeye Power), Appalachian Power Company d/b/a American Electric Power, and Columbus Southern Power Company d/b/a American Electric Power.

19.  “Eastern System-Wide Annual Tonnage Limitation” means the limitations, as specified in this Consent Decree, on the number of tons of the air pollutants that may be emitted from the AEP Eastern System during the relevant calendar year (i.e., January 1 through December 31), and shall include all emissions of the air pollutants emitted during all periods of startup, shutdown, and Malfunction, except that emissions that occur during a period of Malfunction may be excluded from the calculation if Defendants provide Notice of the Malfunction to Plaintiffs in accordance with Section XIV (Force Majeure) and it is determined to be a Force Majeure Event pursuant to that Section.

20.   “Emission Rate” means the number of pounds of pollutant emitted per million BTU of heat input (“lb/mmBTU”), measured in accordance with this Consent Decree.

21.  “EPA” means the United States Environmental Protection Agency.

22.  “ESP” means electrostatic precipitator, a pollution control device for the reduction of PM.

23.  “Environmental Mitigation Project” means a project funded or implemented by Defendants as a remedial measure to mitigate alleged damage to human health or the environment, including National Parks or Wilderness Areas, claimed to have been caused by the alleged violations described in the complaints or to compensate Plaintiffs for costs necessitated as a result of the alleged damages.

24.  “Existing Unit” means a Unit that commenced operation prior to the Date of Lodging of this Consent Decree.

25.  “Flue Gas Desulfurization System,” or “FGD,” means a pollution control device with one or more absorber vessels that employs flue gas desulfurization technology for the reduction of SO2.

26.  “Fossil Fuel” means any hydrocarbon fuel, including coal, petroleum coke, petroleum oil, or natural gas.

27.  An “Improved Unit” for NOx means an AEP Eastern System Unit equipped with an SCR or scheduled under this Consent Decree to be equipped with an SCR, or required to be Retired, Retrofitted, or Re-powered.  A Unit may be an Improved Unit for one pollutant without being an Improved Unit for another.  Any Other Unit in the AEP Eastern System can become an Improved Unit for NOx if it is equipped with an SCR and the requirement to Continuously Operate such SCR is incorporated into a federally-enforceable non-Title V permit or site-specific amendment to the state implementation plan and the Title V Permit applicable to that Unit.

28.   An “Improved Unit” for SO2 means an AEP Eastern System Unit equipped with an FGD or scheduled under this Consent Decree to be equipped with an FGD, or required to be Retired, Retrofitted, or Re-powered.  A Unit may be an Improved Unit for one pollutant without being an Improved Unit for another.  Any Other Unit in the AEP Eastern System can become an Improved Unit for SO2 if it is equipped with an FGD and the requirement to Continuously Operate such FGD is incorporated into a federally-enforceable non-Title V permit or site-specific amendment to the state implementation plan and the Title V Permit applicable to that Unit.

29.  “KW” means kilowatt or one thousand watts.

30.  “lb/mmBTU” means one pound per million British thermal units.

31.  “Malfunction” means any sudden, infrequent, and not reasonably preventable failure of air pollution control equipment, process equipment, or a process to operate in a normal or usual manner.  Failures that are caused in part by poor maintenance or careless operation are not Malfunctions.

32.  “MW” means a megawatt or one million watts.

33.  “NSR Permit” means a preconstruction permit issued by the permitting authority pursuant to Parts C or D of Subchapter I of the Clean Air Act.

34.  “National Ambient Air Quality Standards” or “NAAQS” means national ambient air quality standards that are promulgated pursuant to Section 109 of the Act, 42 U.S.C. § 7409.

35.  “New and Newly Permitted Unit” means a Unit that commenced operation after the Date of Lodging of this Consent Decree, and that has been issued a final NSR Permit for SO2 and NOx that includes applicable Best Available Control Technology (“BACT”) and/or Lowest Achievable Emission Rate (“LAER”) limitations, as those terms are respectively defined at 42 U.S.C. §§ 7479(3), 7501(3).

36.  “Nonattainment NSR” means the nonattainment area New Source Review program within the meaning of Part D of Subchapter I of the Act, 42 U.S.C. §§ 7501-7515, and its regulations, 40 C.F.R. Part 51.

37.  “NOx” means oxides of nitrogen, measured in accordance with the provisions of this Consent Decree.

38.  “NOx Allowance” means an authorization to emit a specified amount of NOx that is allocated or issued under an emissions trading or marketable permit program of any kind that has been established under the Clean Air Act or a state implementation plan.

39.  “NOx CAIR Allocations” means the number of NOx Allowances allocated to the AEP Eastern System Units pursuant to the Clean Air Interstate Rule, excluding any NOx Allowances awarded by Indiana, Kentucky, Ohio, West Virginia, and Virginia to an AEP Eastern System Unit from the “compliance supplement pool,” as that phrase is defined at 40 C.F.R. § 96.143, or in a federally-approved state implementation plan or federal implementation plan to implement CAIR.

40.  “Operating Day” means any day on which a Unit fires Fossil Fuel.

41.  “Other NOx Pollution Controls” means the measures identified in the table in Paragraph 69 that will achieve reductions in NOx emissions at the Units specified therein.

42.  “Other SO2 Measures” means the measures identified in Paragraph 90 that will achieve reductions in SO2 emissions at the Units specified therein.

43.  “Other Unit” means any Unit of the AEP Eastern System that is not an Improved Unit for the pollutant in question.

44.  “Operational or Ownership Interest” means part or all of Defendants’ legal or equitable operational or ownership interests in any Unit in the AEP Eastern System.

45.  “Parties” means the United States, the States, the Citizen Plaintiffs, and Defendants.  “Party” means one of the Parties.

46.  “Plaintiffs” means the United States, the States, and the Citizen Plaintiffs.

47.  “Plant-Wide Annual Rolling Tonnage Limitation for SO2 at Clinch River” means the sum of the tons of SO2 emitted during all periods of operation from the Clinch River plant, including, without limitation, all SO2 emitted during periods of startup, shutdown, and Malfunction, in the most recent month and the previous eleven (11) months.  A new Annual Rolling Average Tonnage Limitation for years 2010 through 2014, and for 2015 and continuing thereafter, shall be calculated in accordance with Paragraph 88.

48.  “Plant-Wide Annual Tonnage Limitation for SO2 at Kammer” means the sum of the tons of SO2 emitted during all periods of operation from the Kammer plant, including, without limitation, all SO2 emitted during periods of startup, shutdown, and Malfunction, during the relevant calendar year (i.e., January 1 through December 31).  A new Plant-Wide Annual Tonnage Limitation shall be calculated for each new calendar year.

49.  “PM” means particulate matter, as measured in accordance with the provisions of this Consent Decree.

50.  “PM CEMS” or “PM Continuous Emission Monitoring System” means the equipment that samples, analyzes, measures, and provides, by readings taken at frequent intervals, an electronic or paper record of PM emissions.

51.  “PM Emission Rate” means the number of pounds of PM emitted per million BTU of heat input (lb/mmBTU), as measured in annual stack tests in accordance with EPA Method 5, 5B, or 17, 40 C.F.R. Part 60, including Appendix A.

52.  “Project Dollars” means Defendants’ expenditures and payments incurred or made in carrying out the Environmental Mitigation Projects identified in Section VIII (Environmental Mitigation Projects) of this Consent Decree to the extent that such expenditures or payments both: (a) comply with the requirements set forth in Section VIII (Environmental Mitigation Projects) and Appendix A of this Consent Decree, and (b) constitute Defendants’ direct payments for such projects, or Defendants’ external costs for contractors, vendors, and equipment.

53.  “PSD” means Prevention of Significant Deterioration within the meaning of Part C of Subchapter I of the Clean Air Act, 42 U.S.C. §§ 7470-7492, and its regulations, 40 C.F.R. Part 52.

54.   “Re-power” means either (1) the replacement of an existing pulverized coal boiler through the construction of a new circulating fluidized bed (“CFB”) boiler or other technology of equivalent environmental performance that at a minimum achieves and maintains a 30-Day Rolling Average Emission Rate not greater than 0.100 lb/mmBTU or a 30-Day Rolling Average Removal Efficiency of at least ninety-five percent (95%) for SO2 and a 30-Day Rolling Average Emission Rate not greater than 0.070 lb/mmBTU for NOx; or (2) the modification of such Unit, or removal and replacement of Unit components, such that the modified or replaced Unit generates electricity through the use of new combined cycle combustion turbine technology fueled by natural gas containing no more than 0.5 grains of sulfur per 100 standard cubic feet of natural gas, and at a minimum, achieves a 1-hour Average NOx Emission Rate not greater than 2.0 ppm.

55.  “Retire” means that Defendants shall: (a) permanently shut down and cease to operate the Unit; and (b) comply with any state and/or federal requirements applicable to that Unit.  Defendants shall amend any applicable permits so as to reflect the permanent shutdown status of such Unit.

56.   “Retrofit” means that the Unit must install and Continuously Operate both an SCR and an FGD.  For the 600 MW listed in the table in Paragraph 68 and 87, “Retrofit” means that the Unit must meet a federally-enforceable 30-Day Rolling Average Emission Rate of 0.100 lb/mmBTU for NOx and a 30-Day Rolling Average Emission Rate of 0.100 lb/mmBTU for SO2, measured in accordance with the requirements of this Consent Decree.

57.  “Selective Catalytic Reduction System” or “SCR” means a pollution control device that employs selective catalytic reduction technology for the reduction of NOx emissions.

58.  “Selective Non-Catalytic Reduction” means a pollution control device for the reduction of NOx emissions that utilizes ammonia or urea injection into the boiler.

59.  “SO2” means sulfur dioxide, as measured in accordance with the provisions of this Consent Decree.

60.  “SO2 Allowance” means “allowance” as defined at 42 U.S.C. § 7651a(3):  “an authorization, allocated to an affected unit by the Administrator of EPA under Subchapter IV of the Act, to emit, during or after a specified calendar year, one ton of sulfur dioxide.”

61.  “SO2 Allocations” means the number of SO2 Allowances allocated to the AEP Eastern System Units.

62.  “Super-Compliant NOx Allowance” means an allowance attributable to reductions beyond the requirements of this Consent Decree as determined in accordance with Paragraph 80.

63.  “Super-Compliant SO2 Allowance” means an allowance attributable to reductions beyond the requirements of this Consent Decree as determined in accordance with Paragraph 98.

64.  “States” means the States of Connecticut, Maryland, New Hampshire, New Jersey, New York, Rhode Island, and Vermont, and the Commonwealth of Massachusetts.

65.  “Title V Permit” means the permit required for Defendants’ major sources under Subchapter V of the Act, 42 U.S.C. §§ 7661-7661e.

66.  “Unit” means collectively, the coal pulverizer, stationary equipment that feeds coal to the boiler, the boiler that produces steam for the steam turbine, the steam turbine, the generator, the equipment necessary to operate the generator, steam turbine, and boiler, and all ancillary equipment, including pollution control equipment.  An electric steam generating station may comprise one or more Units.

IV.  NOx EMISSION REDUCTIONS AND CONTROLS

A.           Eastern System-Wide Annual Tonnage Limitations for NOx.

67.  Notwithstanding any other provisions of this Consent Decree, except Section XIV (Force Majeure), during each calendar year specified in the table below, all Units in the AEP Eastern System, collectively, shall not emit NOx in excess of the following Eastern System-Wide Annual Tonnage Limitations:

Calendar Year	Eastern System-Wide Annual Tonnage Limitations for NOx
2009	96,000 tons
2010	92,500 tons
2011	92,500 tons
2012	85,000 tons
2013	85,000 tons
2014	85,000 tons
2015	75,000 tons
2016, and each year thereafter	72,000 tons

B.           NOx Emission Limitations and Control Requirements.

68.  No later than the dates set forth in the table below, Defendants shall install and Continuously Operate SCR on each Unit identified therein, or, if indicated in the table, Retire, Retrofit, or Re-power such Unit:

Unit	NOx Pollution Control	Date
Amos Unit 1	SCR	January 1, 2008
Amos Unit 2	SCR	January 1, 2009
Amos Unit 3	SCR	January 1, 2008
Big Sandy Unit 2	SCR	January 1, 2009
Cardinal Unit 1	SCR	January 1, 2009
Cardinal Unit 2	SCR	January 1, 2009
Cardinal Unit 3	SCR	January 1, 2009
Conesville Unit 1	Retire, Retrofit, or Re-power	Date of Entry of this Consent Decree
Conesville Unit 2	Retire, Retrofit, or Re-power	Date of Entry of this Consent Decree
Conesville Unit 3	Retire, Retrofit, or Re-power	December 31, 2012
Conesville Unit 4	SCR	December 31, 2010
Gavin Unit 1	SCR	January 1, 2009
Gavin Unit 2	SCR	January 1, 2009
Mitchell Unit 1	SCR	January 1, 2009
Mitchell Unit 2	SCR	January 1, 2009
Mountaineer Unit 1	SCR	January 1, 2008
Muskingum River Units 1-4	Retire, Retrofit, or Re-power	December 31, 2015
Muskingum River Unit 5	SCR	January 1, 2008
Rockport Unit 1	SCR	December 31, 2017
Rockport Unit 2	SCR	December 31, 2019
Sporn Unit 5	Retire, Retrofit, or Re-power	December 31, 2013
A total of at least 600 MW from the following list of Units: Sporn Units 1-4, Clinch River Units 1-3, Tanners Creek Units 1-3, and/or Kammer Units 1-3	Retire, Retrofit, or Re-power	December 31, 2018

69.  Other NOx Pollution Controls.  No later than the dates set forth in the table below, Defendants shall Continuously Operate the Other NOx Pollution Controls on the Units identified therein:

Unit	Other NOx Pollution Controls	Date
Big Sandy Unit 1	Low NOx Burners	Date of Entry
Glen Lyn Units 5 and 6	Low NOx Burners	Date of Entry
Clinch River Units 1, 2, and 3	Low NOx Burners, and Selective Non-catalytic Reduction	For Low NOx Burners, Date of Entry, and, for Selective Non-Catalytic Reduction, December 31, 2009
Conesville Units 5 and 6	Low NOx Burners	Date of Entry
Kammer Units 1, 2, and 3	Overfire Air	Date of Entry
Kanawha River Units 1 and 2	Low NOx Burners	Date of Entry
Picway Unit 9	Low NOx Burners	Date of Entry
Tanners Creek Units 1, 2, and 3	Low NOx Burners	Date of Entry
Tanners Creek Unit 4	Overfire Air	Date of Entry

C.           General Provisions for Use and Surrender of NOx Allowances.

70.  Except as may be necessary to comply with this Section and Section XIII (Stipulated Penalties), Defendants may not use NOx Allowances to comply with any requirement of this Consent Decree, including by claiming compliance with any emission limitation or Eastern System-Wide Annual Tonnage Limitation required by this Decree, by using, tendering, or otherwise applying NOx Allowances to achieve compliance or offset any emissions above the limits specified in this Consent Decree.

71.  As required by this Section IV of this Consent Decree, Defendants shall surrender NOx Allowances that would otherwise be available for sale, trade, or transfer as a result of actions taken by Defendants to comply with the requirements of this Consent Decree.

72.  NOx Allowances allocated to the AEP Eastern System may be used by Defendants to meet their own federal and/or state Clean Air Act regulatory requirements for the Units included in the AEP Eastern System.  Subject to Paragraph 70, nothing in this Consent Decree shall prevent Defendants from purchasing or otherwise obtaining NOx Allowances from another source for purposes of complying with their own federal and/or state Clean Air Act requirements to the extent otherwise allowed by law.

73.  The requirements in this Consent Decree pertaining to Defendants’ use and surrender of NOx Allowances are permanent injunctions not subject to any termination provision of this Consent Decree.  These provisions shall survive any termination of this Consent Decree.

D.           Use of Excess NOx Allowances.

74.  Calculation of Unrestricted and Restricted NOx Allowances.  On an annual basis, beginning in 2009, Defendants shall calculate the difference between the NOx CAIR Allocations for the Units in the AEP Eastern System for that year and the annual AEP Eastern System-Wide Tonnage Limitations for NOx for that calendar year.  This difference represents the total Excess NOx Allowances for that calendar year.  For purposes of this Consent Decree, for each year commencing in 2009 and ending in 2015, forty-two percent (42%) of the Excess NOx Allowances shall be Unrestricted Excess NOx Allowances and fifty-eight percent (58%) shall be Restricted Excess NOx Allowances.  Commencing in 2016, and continuing thereafter, all Excess NOx Allowances shall be Restricted Excess NOx Allowances.

75.  Use and Surrender of Unrestricted Excess NOx Allowances.  For each calendar year commencing in 2009 and ending in 2015, Defendants may use Unrestricted Excess NOx Allowances in any manner authorized by law.  No later than March 1, 2016, Defendants must surrender, or transfer to a non-profit third party selected by Defendants for surrender, all unused Unrestricted Excess NOx Allowances subject to surrender accumulated during the period from 2009 through 2015.

76.  Use and Surrender of Restricted Excess NOx Allowances.  Beginning in calendar year 2009, and for each calendar year thereafter, Defendants shall calculate the difference between the number of any Restricted Excess NOx Allowances and the number of NOx Allowances that is equal to the amount of actual NOx emissions from:  (a) any New and Newly Permitted Unit as defined in this Consent Decree, and (b) the following five natural-gas plants but only up to a cumulative total of 1200 tons of NOx in any single year: Ceredo Generating Station located near Ceredo, West Virginia, with a nominal generating capacity of 505 megawatts; Waterford Energy Center located in southeastern Ohio, with a nominal generating capacity of 821 megawatts; Darby Electric Generating Station located near Columbus, Ohio, with a nominal generating capacity of 480 megawatts; Lawrenceburg Generating Station located in Lawrenceburg, Indiana, with a generating capacity of 1,096 megawatts; and a natural gas-fired power plant under construction near Dresden, Ohio, with a nominal generating capacity of 580 megawatts.  This difference shall be the amount of Restricted Excess NOx Allowances potentially subject to surrender in 2016.  During calendar years 2009 through 2015, Defendants may accumulate Restricted Excess NOx Allowances potentially subject to surrender in 2016.

77.  NOx Allowances from Renewable Energy.  Beginning in calendar year 2009, and for each calendar year thereafter, Defendants may subtract from the number of Restricted Excess NOx Allowances potentially subject to surrender, a number of allowances calculated in accordance with this Paragraph.  To calculate such number, Defendants shall use the following method: multiply 0.0002 by the sum of (a) the actual annual generation in MWH/year generated from solar or wind power projects first owned or operated by Defendants after the Date of Lodging of this Consent Decree, and (b) the actual annual generation in MWH/year purchased by Defendants from solar or wind power projects in any year after the Date of Lodging of this Consent Decree.  Such figure so calculated shall be subtracted from the number of Restricted Excess NOx Allowances potentially subject to surrender each year.  The remainder shall be the Restricted Excess NOx Allowances subject to surrender.

78.  Defendants may, solely at their discretion, use Restricted Excess NOx Allowances at a New and Newly Permitted Unit for which Defendants have received a final NSR Permit from the permitting agency even if the NSR Permit has been appealed but not stayed during the permit appeal process.  If Defendants use Restricted Excess NOx Allowances at such New and Newly Permitted Unit, and the emissions from such New and Newly Permitted Unit are greater than what such Unit is permitted to emit after final adjudication of the appeal process, Defendants shall, within thirty (30) days of such final adjudication, retire an amount of NOx Allowances equal to the number of tons of NOx actually emitted that exceeded the finally adjudicated permit limit.

79.  No later than March 1, 2016, the total number of Restricted Excess NOx Allowances subject to surrender accumulated during 2009 through 2015 as calculated in accordance with Paragraphs 74, 76, and 77, shall be surrendered or transferred to a non-profit third party selected by Defendants for surrender, pursuant to Subsection F, below.  Beginning in calendar year 2016, and for each calendar year thereafter, the total number of Restricted Excess NOx Allowances subject to surrender for that year calculated in accordance with Paragraph 74, 76 and 77, shall be surrendered, or transferred to a non-profit third party selected by Defendants for surrender, by March 1 of the following calendar year.

E.           Super-Compliant NOx Allowances.

80.  In each calendar year beginning in 2009, and continuing thereafter, Defendants may use in any manner authorized by law any NOx Allowances made available in that year as a result of maintaining actual NOx emissions from the AEP Eastern System below the Eastern System-Wide Annual Tonnage Limitations for NOx under this Consent Decree for each calendar year.  Defendants shall timely report the generation of such Super-Compliant NOx Allowances in accordance with Section XI (Periodic Reporting) and Appendix B of this Consent Decree.

F.           Method for Surrender of Excess NOx Allowances.

81.  For purposes of this Consent Decree, the “surrender” of Excess Restricted or Unrestricted Excess NOx Allowances subject to surrender means permanently surrendering to EPA NOx Allowances from the accounts administered by EPA so that such NOx Allowances can never be used thereafter to meet any compliance requirement under the Clean Air Act, a state implementation plan, or this Consent Decree.

82.  For all Restricted or Unrestricted Excess NOx Allowances subject to surrender required to be surrendered to EPA in Paragraphs 79 and 75, above, Defendants or the third party recipient(s) (as the case may be) shall first submit a NOx Allowance transfer request form to EPA’s Office of Air and Radiation’s Clean Air Markets Division directing the transfer of such NOx Allowances to the EPA Enforcement Surrender Account or to any other EPA account that EPA may direct in writing.  As part of submitting these transfer requests, Defendants or the third party recipient(s) shall irrevocably authorize the transfer of these NOx Allowances and identify – by name of account and any applicable serial or other identification numbers or station names – the source and location of the NOx Allowances being surrendered.

83.  If any NOx Allowances required to be surrendered under this Consent Decree are transferred directly to a non-profit third party, Defendants shall include a description of such transfer in the next report submitted to EPA as required by Section XI (Periodic Reporting) of this Consent Decree.  Such report shall: (a) identify the non-profit third party recipient(s) of the NOx Allowances and list the serial numbers of the transferred NOx Allowances; and (b) include a certification by the third party recipient(s) stating that the recipient(s) will not sell, trade, or otherwise exchange any of the NOx Allowances and will not use any of the NOx Allowances to meet any obligation imposed by any environmental law.  No later than the second periodic report due after the transfer of any NOx Allowances, Defendants shall include a statement that the third party recipient(s) surrendered the NOx Allowances for permanent surrender to EPA in accordance with the provisions of Paragraph 82 within one (1) year after Defendants transferred the NOx Allowances to them.  Defendants shall not have complied with the NOx Allowance surrender requirements of this Paragraph until all third party recipient(s) have actually surrendered the transferred NOx Allowances to EPA.

G.           Reporting Requirements for NOx Allowances.

84.  Defendants shall comply with the reporting requirements for NOx Allowances as described in Section XI (Periodic Reporting) and Appendix B.

H.           General NOx Provisions.

85.  To the extent a NOx Emission Rate is required under this Consent Decree, Defendants shall use CEMS in accordance with the reference methods specified in 40 C.F.R. Part 75 to determine such Emission Rate.

V.  SO2 EMISSION REDUCTIONS AND CONTROLS

A.           Eastern System-Wide Annual Tonnage Limitations for SO2.

86.  Notwithstanding any other provisions of this Consent Decree, except Section XIV (Force Majeure), during each calendar year specified in the table below, all Units in the AEP Eastern System, collectively, shall not emit SO2 in excess of the following Eastern System-Wide Annual Tonnage Limitations:

Calendar Year	Eastern System-Wide Annual Tonnage Limitations for SO2
2010	450,000 tons
2011	450,000 tons
2012	420,000 tons
2013	350,000 tons
2014	340,000 tons
2015	275,000 tons
2016	260,000 tons
2017	235,000 tons
2018	184,000 tons
2019, and each year thereafter	174,000 tons

B.           SO2 Emission Limitations and Control Requirements.

87.  No later than the dates set forth in the table below, Defendants shall install and Continuously Operate an FGD on each Unit identified therein, or, if indicated in the table, Retire, Retrofit, or Re-power such Unit:

Unit	SO2 Pollution Control	Date
Amos Units 1 and 3	FGD	December 31, 2009
Amos Unit 2	FGD	December 31, 2010
Big Sandy Unit 2	FGD	December 31, 2015
Cardinal Units 1 and 2	FGD	December 31, 2008
Cardinal Unit 3	FGD	December 31, 2012
Conesville Units 1 and 2	Retire, Retrofit, or Re-power	Date of Entry
Conesville Unit 3	Retire, Retrofit, or Re-power	December 31, 2012
Conesville Unit 4	FGD	December 31, 2010
Conesville Unit 5	Upgrade existing FGD and meet a 95% 30-day Rolling Average Removal Efficiency	December 31, 2009
Conesville Unit 6	Upgrade existing FGD and meet a 95% 30-day Rolling Average Removal Efficiency	December 31, 2009
Gavin Units 1 and 2	FGD	Date of Entry
Mitchell Units 1 and 2	FGD	December 31, 2007
Mountaineer Unit 1	FGD	December 31, 2007
Muskingum River Units 1-4	Retire, Retrofit, or Re-power	December 31, 2015
Muskingum River Unit 5	FGD	December 31, 2015
Rockport Unit 1	FGD	December 31, 2017
Rockport Unit 2	FGD	December 31, 2019
Sporn Unit 5	Retire, Retrofit, or Re-power	December 31, 2013
A total of at least 600 MW from the following list of Units: Sporn Units 1-4, Clinch River Units 1-3, Tanners Creek Units 1-3, and/or Kammer Units 1-3	Retire, Retrofit, or Re-power	December 31, 2018

88.  Plant-Wide Annual Rolling Average Tonnage Limitation for SO2 at Clinch River. Beginning on January 1, 2010, and continuing through December 31, 2014, Defendants shall limit their total annual SO2 emissions at the Clinch River plant to a Plant-Wide Annual Rolling Average Tonnage Limitation of 21,700 tons.  Beginning on January 1, 2015, and continuing thereafter, Defendants shall limit their total annual SO2 emissions at the Clinch River plant to a Plant-Wide Annual Rolling Average Tonnage Limitation of 16,300 tons.  For purposes of calculating the Plant-Wide Annual Rolling Average Tonnage Limitation that begins in 2010, Defendants shall use the period beginning January 1, 2010 through December 31, 2010 to establish the initial annual period that is subject to the Plant-Wide Annual Rolling Average Tonnage Limitation for 2010 through 2014.  Defendants shall then calculate a new Plant-Wide Annual Rolling Average Tonnage Limitation each month thereafter through December 31, 2014, by averaging the most recent month with the previous eleven (11) months.  For purposes of calculating the Plant-Wide Annual Rolling Average Tonnage Limitation that begins in 2015, Defendants shall use the period beginning January 1, 2015 through December 31, 2015 to establish the initial annual period that is subject to the Plant-Wide Annual Average Rolling Tonnage Limitation for 2015.  Defendants shall then calculate a new Plant-Wide Annual Rolling Average Tonnage Limitation each month thereafter by averaging the most recent month with the previous eleven (11) months.

89.  Plant-Wide Annual Tonnage Limitation for SO2 at Kammer.  Beginning on January 1, 2010, and continuing annually thereafter, Defendants shall limit their total annual SO2 emissions at the Kammer plant to a Plant-Wide Annual Tonnage Limitation of 35,000 tons.

90.  Other SO2 Measures.  No later than the dates set forth in the table below, Defendants shall comply with the limit on coal sulfur content for such Units, at all times that the Units are in operation:

Unit	Other SO2 Measures	Date
Big Sandy Unit 1	Units can only burn coal with a sulfur content no greater than 1.75 lb/mmBTU on an annual average basis	Date of Entry
Glen Lyn Units 5 and 6	Units can only burn coal with a sulfur content no greater than 1.75 lb/mmBTU on an annual average basis.	Date of Entry
Kanawha River Units 1 and 2	Units can only burn coal with a sulfur content no greater than 1.75 lb/mmBTU on an annual average basis	Date of Entry
Tanners Creek Units 1, 2, and 3	Units can only burn coal with a sulfur content no greater than 1.2 lb/mmBTU on an annual average basis	Date of Entry
Tanners Creek Unit 4	Unit can only burn coal with a sulfur content no greater than 1.2 % on an annual average basis	Date of Entry

C.           Use and Surrender of SO2 Allowances.

91.  Defendants may use SO2 Allowances allocated to the AEP Eastern System by the Administrator of EPA under the Act, or by any state under its state implementation plan, to meet their own federal and/or state regulatory requirements for the Units included in the AEP Eastern System.  Subject to Paragraph 92, nothing in this Consent Decree shall prevent Defendants from purchasing or otherwise obtaining SO2 Allowances from another source for purposes of complying with their own federal and/or state Clean Air Act requirements to the extent otherwise allowed by law.

92.  Except as may be necessary to comply with this Section and Section XIII (Stipulated Penalties), Defendants may not use any SO2 Allowances to comply with any requirement of this Consent Decree, including by claiming compliance with any emission limitation, Eastern System-Wide Annual Tonnage Limitations, Plant-Wide Annual Rolling Average Tonnage Limitation for SO2 at Clinch River, or Plant-Wide Annual Tonnage Limitation for SO2 at Kammer required by this Consent Decree by using, tendering, or otherwise applying SO2 Allowances to achieve compliance or offset any emissions above the limits specified in this Consent Decree.

93.  On an annual basis beginning in 2010, and continuing thereafter, Defendants shall calculate the number of Excess SO2 Allowances by subtracting the number of SO2 Allowances equal to the annual Eastern System-Wide Tonnage Limitations for SO2 for each calendar year times the applicable allowance surrender ratio from the annual SO2 Allocations for all Units within the AEP Eastern System for the same calendar year.  Defendants shall surrender, or transfer to a non-profit third party selected by Defendants for surrender, all Excess SO2 Allowances that have been allocated to the AEP Eastern System for the specified calendar year by the Administrator of EPA under the Act or by any state under its state implementation plan. Defendants shall make the surrender of SO2 Allowances required by this Paragraph to EPA by March 1 of the immediately following calendar year.

D.           Method for Surrender of Excess SO2 Allowances.

94.  For purposes of this Subsection, the “surrender” of Excess SO2 Allowances means permanently surrendering allowances from the accounts administered by EPA so that such allowances can never be used thereafter to meet any compliance requirement under the Clean Air Act, a state implementation plan, or this Consent Decree.

95.  If any SO2 Allowances required to be surrendered under this Consent Decree are transferred directly to a non-profit third party, Defendants shall include a description of such transfer in the next report submitted to EPA pursuant to Section XI (Periodic Reporting) of this Consent Decree.  Such report shall: (i) identify the non-profit third party recipient(s) of the SO2 Allowances and list the serial numbers of the transferred SO2 Allowances; and (ii) include a certification by the third party recipient(s) stating that the recipient(s) will not sell, trade, or otherwise exchange any of the allowances and will not use any of the SO2 Allowances to meet any obligation imposed by any environmental law.  No later than the second periodic report due after the transfer of any SO2 Allowances, Defendants shall include a statement that the third party recipient(s) surrendered the SO2 Allowances for permanent surrender to EPA in accordance with the provisions of Paragraph 96 within one (1) year after Defendants transferred the SO2 Allowances to them.  Defendants shall not have complied with the SO2 Allowance surrender requirements of this Paragraph until all third party recipient(s) have actually surrendered the transferred SO2 Allowances to EPA.

96.  For all SO2 Allowances surrendered to EPA, Defendants or the third party recipient(s) (as the case may be) shall first submit an SO2 Allowance transfer request form to EPA’s Office of Air and Radiation’s Clean Air Markets Division directing the transfer of such SO2 Allowances to the EPA Enforcement Surrender Account or to any other EPA account that EPA may direct in writing.  As part of submitting these transfer requests, Defendants or the third party recipient(s) shall irrevocably authorize the transfer of these SO2 Allowances and identify – by name of account and any applicable serial or other identification numbers or station names – the source and location of the SO2 Allowances being surrendered.

97.  The requirements in this Consent Decree pertaining to Defendants’ surrender of SO2 Allowances are permanent injunctions not subject to any termination provision of this Decree.  These provisions shall survive any termination of this Consent Decree in whole or in part.

E.           Super-Compliant SO2 Allowances.

98.  In each calendar year beginning in 2010, and continuing thereafter, Defendants may use in any manner authorized by law any SO2 Allowances made available in that year as a result of maintaining actual SO2 emissions from the AEP Eastern System below the Eastern System-Wide Annual Tonnage Limitations for SO2 under this Consent Decree for each calendar year.  Defendants shall timely report the generation of such Super-Compliant SO2 Allowances in accordance with Section XI (Periodic Reporting) and Appendix B of this Consent Decree.

F.           Reporting Requirements for SO2 Allowances.

99.  Defendants shall comply with the reporting requirements for SO2 Allowances as described in Section XI (Periodic Reporting) and Appendix B.

G.           General SO2 Provisions.

100.  To the extent an Emission Rate or 30-Day Rolling Average Removal Efficiency for SO2 is required under this Consent Decree, Defendants shall use CEMS in accordance with the reference methods specified in 40 C.F.R. Part 75 to determine such Emission Rate.

101.  Notwithstanding Paragraphs 6 and 100, the 30-Day Rolling Average Removal Efficiency for SO2 at Conesville Unit 5 and Conesville Unit 6 shall be determined in accordance with Appendix C.

VI.  PM EMISSION REDUCTIONS AND CONTROLS

A.           Optimization of Existing ESPs.

102.   Beginning thirty (30) days after the Date of Entry, and continuing thereafter, Defendants shall Continuously Operate each ESP on Cardinal Unit 1, Cardinal Unit 2, and Muskingum River Unit 5 to maximize PM emission reductions at all times when the Unit is in operation, provided that such operation of the ESP is consistent with the technological limitations, manufacturers’ specifications, and good engineering and maintenance practices for the ESP.  Defendants shall, at a minimum, to the extent reasonably practicable: (a) fully energize each section of the ESP for each unit, and repair any failed ESP section at the next planned Unit outage (or unplanned outage of sufficient length); (b) operate automatic control systems on each ESP to maximize PM collection efficiency; (c) maintain power levels delivered to the ESPs, consistent with manufacturers’ specifications, the operational design of the Unit, and good engineering practices; and (d) inspect for and repair during the next planned Unit outage (or unplanned outage of sufficient length) any openings in ESP casings, ductwork, and expansion joints to minimize air leakage.

B.           PM Emission Rate and Testing.

103.  No later than the dates specified in the table below, Defendants shall Continuously Operate each Unit specified therein to achieve and maintain a PM Emission Rate no greater than 0.030 lb/mmBTU:

Unit	Date to Achieve and Maintain PM Emission Rate
Cardinal Unit 1	December 31, 2009
Cardinal Unit 2	December 31, 2009
Muskingum River Unit 5	December 31, 2012

104.  On or before the date established by this Consent Decree for Defendants to achieve and maintain 0.030 lb/mmBTU at Cardinal Unit 1, Cardinal Unit 2, and Muskingum River Unit 5, Defendants shall conduct a performance test for PM that demonstrates compliance with the PM Emission Rate required by this Consent Decree.  Within forty-five (45) days of each such performance test, Defendants shall submit the results of the performance test to Plaintiffs pursuant to Section XVIII (Notices) of this Consent Decree.

C.           PM Emissions Monitoring.

105.  Beginning in calendar year 2010 for Cardinal Unit 1 and Cardinal Unit 2, and calendar year 2013 for Muskingum River Unit 5, and continuing in each calendar year thereafter, Defendants shall conduct a stack test for PM on each stack servicing Cardinal Unit 1, Cardinal Unit 2, and Muskingum River Unit 5.  The annual stack test requirement imposed by this Paragraph may be satisfied by stack tests conducted by Defendants as required by their permits from the State of Ohio for any year that such stack tests are required under the permits.

106.  The reference methods and procedures for determining compliance with PM Emission Rates shall be those specified in 40 C.F.R. Part 60, Appendix A, Method 5, 5B, or 17, or an alternative method that is promulgated by EPA, requested for use herein by Defendants, and approved for use herein by EPA.  Use of any particular method shall conform to the EPA requirements specified in 40 C.F.R. Part 60, Appendix A and 40 C.F.R. § 60.48Da(b) and (e), or any federally-approved method contained in the Ohio State Implementation Plan.  Defendants shall calculate the PM Emission Rates from the stack test results in accordance with 40 C.F.R.     § 60.8(f).  The results of each PM stack test shall be submitted to EPA within forty-five (45) days of completion of each test.

D.	Installation and Operation of PM CEMS.

107.  Defendants shall install, calibrate, operate, and maintain PM CEMS, as specified below.  Each PM CEMS shall comprise a continuous particle mass monitor measuring particulate matter concentration, directly or indirectly, on an hourly average basis and a diluent monitor used to convert the concentration to units of lb/mmBTU.  Defendants shall maintain, in an electronic database, the hourly average emission values produced by all PM CEMS in lb/mmBTU.  Defendants shall use reasonable efforts to keep each PM CEMS running and producing data whenever any Unit served by the PM CEMS is operating.

108.  No later than December 31, 2011, Defendants shall submit to EPA pursuant to Section XII (Review and Approval of Submittals) of this Consent Decree: (a) a plan for the installation and certification of each PM CEMS, and (b) a proposed Quality Assurance/Quality Control (“QA/QC”) protocol that shall be followed in calibrating such PM CEMS.  In developing both the plan for installation and certification of the PM CEMS and the QA/QC protocol, Defendants shall use the criteria set forth in 40 C.F.R. Part 60, Appendix B, Performance Specification 11, and Appendix F, Procedure 3.   Following approval by EPA of the protocol, Defendants shall thereafter operate each PM CEMS in accordance with the approved protocol.

109.  No later than the dates specified below, Defendants shall install, certify, and operate PM CEMS on the stacks or common stacks for Cardinal Unit 1, Cardinal Unit 2, and a third Unit, as further described in Paragraph 110:

Stack	Date to Commence Operation of PM CEMS
Cardinal Unit 1	December 31, 2012
Cardinal Unit 2	December 31, 2012
Unit to be identified pursuant to Paragraph 110	December 31, 2012

110.  No later than December 31, 2011, Defendants shall identify, subject to Plaintiffs’ approval, the third Unit required by Paragraph 109.

111.  No later than ninety (90) days after Defendants begin operation of the PM CEMS, Defendants shall conduct tests of each PM CEMS to demonstrate compliance with the PM CEMS installation and certification plan submitted to and approved by EPA.

112.  Demonstration that PM CEMS are Infeasible.  Defendants shall operate the PM CEMS for at least two (2) years on each of the Units specified in Paragraphs 109 and 110.  After two (2) years of operation, Defendants may attempt to demonstrate that it is infeasible to continue operating PM CEMS.  As part of such demonstration, Defendants shall submit an alternative PM monitoring plan for review and approval by EPA.  The plan shall explain the basis for stopping operation of the PM CEMS and propose an alternative PM monitoring plan.  If the United States disapproves the alternative PM monitoring plan, or if the United States rejects Defendants’ claim that it is infeasible to continue operating PM CEMS, such disagreement is subject to Section XV (Dispute Resolution).

113.  “Infeasible to Continue Operating PM CEMS” Standard.  Operation of a PM CEMS shall be considered no longer feasible if: (a) the PM CEMS cannot be kept in proper condition for sufficient periods of time to produce reliable, adequate, or useful data consistent with the QA/QC protocol, or (b) Defendants demonstrate that recurring, chronic, or unusual equipment adjustment or servicing needs in relation to other types of continuous emission monitors cannot be resolved through reasonable expenditures of resources.  If EPA determines that Defendants have demonstrated pursuant to this Paragraph that operation is no longer feasible, Defendants shall be entitled to discontinue operation of and remove the PM CEMS.

114.  PM CEMS Operations Will Continue During Dispute Resolution or Proposals for Alternative Monitoring.  Until EPA approves an alternative monitoring plan, or until the conclusion of any proceeding under Section XV (Dispute Resolution), Defendants shall continue to operate the PM CEMS.  If EPA has not issued a decision regarding an alternative monitoring plan within 120 days, Defendants may initiate action under Section XV (Dispute Resolution).

           E.           PM Reporting.

115.  Defendants shall comply with the reporting requirements for PM as described in Section XI (Periodic Reporting) and Appendix B.

F.           General PM Provisions.

116.  Although stack testing shall be used to determine compliance with the PM Emission Rate established by this Consent Decree, data from the PM CEMS shall be used, at a minimum, to monitor progress in reducing PM emissions.

VII.           PROHIBITION ON NETTING CREDITS OR
         OFFSETS FROM REQUIRED CONTROLS

117.  Emission reductions that result from actions required to be taken by Defendants after the Date of Entry of this Consent Decree to comply with the requirements of this Consent Decree shall not be considered as a creditable contemporaneous emission decrease for the purpose of obtaining a netting credit or offset under the Clean Air Act’s Nonattainment NSR and PSD programs.

118.  Nothing in this Consent Decree is intended to preclude the emission reductions generated under this Consent Decree from being considered by a State or EPA as creditable contemporaneous emission decreases for the purpose of attainment demonstrations submitted pursuant to § 110 of the Act, 42 U.S.C. § 7410, or in determining impacts on NAAQS, PSD increment, or air quality related values, including visibility, in a Class I area.

VIII.  ENVIRONMENTAL MITIGATION PROJECTS

119.  Defendants shall implement the Environmental Mitigation Projects (“Projects”) described in Appendix A to this Consent Decree and fund the categories of Projects described in Subsection B, below, in compliance with the approved plans and schedules for such Projects and other terms of this Consent Decree.  In funding and/or implementing all such Projects in Appendix A and Subsection B, Defendants shall expend moneys and/or implement Projects valued at no less than $36 million for the Projects identified in Appendix A and $24 million for the payments to the States to fund Projects within the categories set forth in Subsection B.  Defendants shall fund and/or implement such Projects over a period of no later than five (5) years from the Date of Entry.  Defendants may propose establishing one or more qualified settlement funds within the meaning of Treas. Reg. §1.468B-1 in conjunction with one or more Mitigation Projects.  Any such trust would be established pursuant to a trust agreement in a form to be mutually agreed upon by the affected Parties.  Nothing in the foregoing is intended by the United States to be a determination or opinion regarding whether such trust would meet the requirements of Treas. Reg. §1.468B-1 or is otherwise appropriate.

A.           Requirements for Projects Described in Appendix A ($36 million).

120.  Defendants shall maintain, and present to EPA upon request, all documents to substantiate the Project Dollars expended to implement the Projects described in Appendix A, and shall provide these documents to EPA within thirty (30) days of a request for the documents.

121.  All plans and reports prepared by Defendants pursuant to the requirements of this Section of the Consent Decree and required to be submitted to EPA shall be publicly available from Defendants without charge.

122.  Defendants shall certify, as part of each plan submitted to EPA for any Project, that Defendants are not otherwise required by law to perform the Project described in the plan, that Defendants are unaware of any other person who is required by law to perform the Project, and that Defendants will not use any Project, or portion thereof, to satisfy any obligations that it may have under other applicable requirements of law, including any applicable renewable portfolio standards.

123.  Defendants shall use good faith efforts to secure as much benefit as possible for the Project Dollars expended, consistent with the applicable requirements and limits of this Consent Decree.

124.  If Defendants elect (where such an election is allowed) to undertake a Project by contributing funds to another person or entity that will carry out the Project in lieu of Defendants, but not including Defendants’ agents or contractors, that person or instrumentality must, in writing: (a) identify its legal authority for accepting such funding; and (b) identify its legal authority to conduct the Project for which Defendants contribute the funds.  Regardless of whether Defendants elect (where such election is allowed) to undertake a Project by itself or to do so by contributing funds to another person or instrumentality that will carry out the Project, Defendants acknowledge that they will receive credit for the expenditure of such funds as Project Dollars only if Defendants demonstrate that the funds have been actually spent by either Defendants or by the person or instrumentality receiving them, and that such expenditures met all requirements of this Consent Decree.

125.  Defendants shall comply with the reporting requirements for Appendix A Projects as described in Section XI (Periodic Reporting) and Appendix B.

126.  Within sixty (60) days following the completion of each Project required under this Consent Decree (including any applicable periods of demonstration or testing), Defendants shall submit to the United States a report that documents the date that the Project was completed, Defendants’ results of implementing the Project, including the emission reductions or other environmental benefits achieved, and the Project Dollars expended by Defendants in implementing the Project.

B.           Mitigation Projects to be Conducted by the States ($24 million).

127.  The States, by and through their respective Attorneys General, shall jointly submit to Defendants Projects within the categories identified in this Subsection B for funding in amounts not to exceed $4.8 million per calendar year for no less than five (5) years following the Date of Entry of this Consent Decree beginning as early as calendar year 2008.  The funds for these Projects will be apportioned by and among the States, and Defendants shall not have approval rights for the Projects or the apportionment.  Defendants shall pay proceeds as designated by the States in accordance with the Projects submitted for funding each year within seventy-five (75) days after being notified in writing by the States.  Notwithstanding the $4.8 million and 5-year limitation above, if the total costs of the projects submitted in any one or more years are less than $4.8 million, the difference between that amount and $4.8 million will be available for funding by Defendants of new or previously submitted projects in the following years, except that all amounts not designated by the States within ten (10) years after the Date of Entry of this Consent Decree shall expire.

128.  Categories of Projects.  The States agree to use money funded by Defendants to implement Projects that pertain to energy efficiency and/or pollution reduction.  Such projects may include, but are not limited by, the following:

a.
Retrofitting land and marine vehicles (e.g., automobiles, off-road and on-road construction and other vehicles, trains, ferries) and transportation terminals and ports, with pollution control devices, such as particulate matter traps, computer chip reflashing, and battery hybrid technology;

b.         Truck-stop and marine port electrification;
c.         Purchase and installation of photo-voltaic cells on buildings;
d.
Projects to conserve energy use in new and existing buildings, including appliance efficiency improvement projects, weatherization projects, and projects intended to meet EPA’s Green Building guidelines (see http://www.epa.gov/greenbuilding/pubs/enviro-issues.htm) and/or the Leadership in Energy and Environmental Design (LEED) Green Building Rating System (see http://www.usgbc.org/DisplayPage.aspx?CategoryID=19), and projects to collect information in rental markets to assist in design of efficiency and conservation programs;

e.	Construction associated with the production of energy from wind, solar, and biomass;
f.	“Buy back” programs for dirty old motors (e.g., automobile, lawnmowers, landscape equipment);
g.	Programs to remove and/or replace oil-fired home heating equipment to allow use of ultra-low sulfur oil, and outdoor wood-fired boilers;
h.         Purchase and retirement of SO2 and NOx allowances; and
i.          Funding program to improve modeling of mobile source sector.

IX. CIVIL PENALTY

129.  Within thirty (30) days after the Date of Entry, Defendants shall pay to the United States a civil penalty in the amount of $15,000,000.  The civil penalty shall be paid by Electronic Funds Transfer (“EFT”) to the United States Department of Justice, in accordance with current EFT procedures, referencing USAO File Number 1999v01542 and DOJ Case Number 90-5-2-1-06893 and the civil action case name and consolidated case numbers of this action.  The costs of such EFT shall be Defendants’ responsibility.  Payment shall be made in accordance with instructions provided to Defendants by the Financial Litigation Unit of the U.S. Attorney’s Office for the Southern District of Ohio.  Any funds received after 2:00 p.m. EDT shall be credited on the next business day.  At the time of payment, Defendants shall provide notice of payment, referencing the USAO File Number, the DOJ Case Number, and the civil action case name and consolidated case numbers, to the Department of Justice and to EPA in accordance with Section XVIII (Notices) of this Consent Decree.

130.  Failure to timely pay the civil penalty shall subject Defendants to interest accruing from the date payment is due until the date payment is made at the rate prescribed by 28 U.S.C. § 1961, and shall render Defendants liable for all charges, costs, fees, and penalties established by law for the benefit of a creditor or of the United States in securing payment.

131.  Payment made pursuant to this Section is a penalty within the meaning of Section 162(f) of the Internal Revenue Code, 26 U.S.C. § 162(f), and is not a tax-deductible expenditure for purposes of federal law.

X.  RESOLUTION OF CIVIL CLAIMS AGAINST DEFENDANTS

A.           Resolution of the United States’ Civil Claims.

132.  Claims Based on Modifications Occurring Before The Date of Lodging of This Consent Decree.   Entry of this Decree shall resolve all civil claims of the United States against Defendants that arose from any modifications commenced at any AEP Eastern System Unit prior to the Date of Lodging of this Consent Decree, including but not limited to, those modifications alleged in the Notices of Violation and complaints filed in AEP I and AEP II, under any or all of: (a) Parts C or D of Subchapter I of the Clean Air Act, 42 U.S.C. §§ 7470-7492, 7501-7515; (b) Section 111 of the Clean Air Act, 42 U.S.C. § 7411, and 40 C.F.R. § 60.14; (c) the federally-approved and enforceable Indiana State Implementation Plan, Kentucky State Implementation Plan, Ohio State Implementation Plan, Virginia State Implementation Plan, and West Virginia State Implementation Plan; or (d) Sections 502(a) and 504(a) of Title V of the Clean Air Act, 42 U.S.C §§ 7611(a) and 7611(c), but only to the extent that such claims are based on Defendants’ failure to obtain an operating permit that reflects applicable requirements imposed under Parts C or D of Subchapter I, or Section 111 of the Clean Air Act.

133.  Claims Based on Modifications after the Date of Lodging of This Consent Decree.  Entry of this Consent Decree also shall resolve all civil claims of the United States against Defendants that arise based on a modification commenced before December 31, 2018, or solely for Rockport Unit 2, before December 31, 2019, for all pollutants, except Particulate Matter, regulated under Parts C or D of Subchapter I of the Clean Air Act, and under regulations promulgated thereunder, as of the Date of Lodging of this Consent Decree, and:
a.	where such modification is commenced at any AEP Eastern System Unit after the Date of Lodging of this Consent Decree; or
b.	where such modification is one this Consent Decree expressly directs Defendants to undertake.
The term “modification” as used in this Paragraph shall have the meaning that term is given under the Clean Air Act and under the regulations in effect as of the Date of Lodging of this Consent Decree, as alleged in the complaints in AEP I and AEP II.

134.  Reopener.  The resolution of the United States’ civil claims against Defendants, as provided by this Subsection A, is subject to the provisions of Subsection B of this Section.

B.           Pursuit by the United States of Civil Claims Otherwise Resolved by Subsection A.

135.  Bases for Pursuing Resolved Claims for the AEP Eastern System.   If Defendants violate: (a) the Eastern System-Wide Annual Tonnage Limitations for NOx required pursuant to Paragraph 67; (b) the Eastern System-Wide Annual Tonnage Limitations for SO2 required pursuant to Paragraph 86; or (c) operate a Unit more than ninety (90) days past a date established in this Consent Decree without completing the required installation, upgrade, or commencing Continuous Operation of any emission control device required pursuant to Paragraphs 68, 69, 87, 102, and 103 then the United States may pursue any claim at any AEP Eastern System Unit that is otherwise resolved under Subsection A (Resolution of United States’ Civil Claims), subject to (a) and (b) below.

a.
For any claims based on modifications undertaken at any Unit in the AEP Eastern System that is not an Improved Unit for the pollutant in question, claims may be pursued only where the modification(s) on which such claim is based was commenced within the five (5) years preceding the violation or failure specified in this Paragraph.

b.
For any claims based on modifications undertaken at an Improved Unit, claims may be pursued only where the modification(s) on which such claim is based was commenced: (1) after the Date of Lodging of this Consent Decree and (2) within the five (5) years preceding the violation or failure specified in this Paragraph.

136.  Additional Bases for Pursuing Resolved Claims for Modifications at an Improved Unit.  Solely with respect to an Improved Unit, the United States may also pursue claims arising from a modification (or collection of modifications) at an Improved Unit that has otherwise been resolved under Subsection A (Resolution of the United States’ Civil Claims) if the modification (or collection of modifications) at the Improved Unit on which such claim is based (a) was commenced after the Date of Lodging of this Consent Decree and (b) individually (or collectively) increased the maximum hourly emission rate of that Unit for NOx or SO2 (as measured by 40 C.F.R. § 60.14 (b) and (h)) by more than ten percent (10%).

137.  Any Other Unit can become an Improved Unit for NOx if (a) it is equipped with an SCR, and (b) the operation of such SCR is incorporated into a federally-enforceable non-Title V permit or site-specific amendment to the state implementation plan and incorporated into a Title V permit applicable to that Unit.  Any Other Unit can become an Improved Unit for SO2 if (a) it is equipped with an FGD, and (b) the operation of such FGD is incorporated into a federally-enforceable non-Title V permit or site-specific amendment to the state implementation plan and incorporated into a Title V permit applicable to that Unit.

138.  Additional Bases for Pursuing Resolved Claims for Modifications at Other Units.
      a.  Solely with respect to Other Units, i.e., a Unit that is not an Improved Unit under the terms of this Consent Decree, the United States may also pursue claims arising from a modification (or collection of modifications) at an Other Unit that has otherwise been resolved under Subsection A (Resolution of the United States’ Civil Claims), if the modification (or collection of modifications) at the Other Unit on which the claim is based was commenced within the five (5) years preceding any of the following events:
1.           a modification (or collection of modifications) at such Other Unit commenced after the Date of Lodging of this Consent Decree increases the maximum hourly emission rate for such Other Unit for the relevant pollutant (NOx or SO2) (as measured by 40 C.F.R. § 60.14(b) and (h));
2.           the aggregate of all Capital Expenditures made at such Other Unit exceed $125/KW on the Unit’s Boiler Island (based on the generating capacities identified in Paragraph 7) during the period from the Date of Entry of this Consent Decree through December 31, 2015. (Capital Expenditures shall be measured in calendar year 2007 constant dollars, as adjusted by the McGraw-Hill Engineering News-Record Construction Cost Index);  or
3.           a modification (or collection of modifications) at such Other Unit commenced after the Date of Lodging of this Consent Decree results in an emissions increase of NOx and/or SO2 at such Other Unit, and such increase:  (i)  presents, by itself, or in combination with other emissions or  sources, “an imminent and substantial endangerment” within the meaning of Section 303 of the Act, 42 U.S.C. §7603; (ii)  causes or contributes to violation of a NAAQS in any Air Quality Control Area that is in attainment with that NAAQS; (iii) causes or contributes to violation of a PSD increment; or (iv) causes or contributes to any adverse impact on any formally-recognized air quality and related values in any Class I area.  The introduction of any new or changed NAAQS shall not, standing alone, provide the showing needed under Subparagraphs (3)(ii) or (3)(iii) of this Paragraph, to pursue any claim for a modification at an Other Unit resolved under Subparagraph A of this Section.
      b.     Solely with respect to Other Units at the plant listed below, the United States may also pursue claims arising from a modification (or collection of modifications) at such Other Units commenced after the Date of Lodging of this Consent Decree if such modification (or collection of modifications) results in an emissions increase of SO2 at such Other Unit, and such increase causes the emissions at the plant at issue to exceed the Plant-Wide Annual Rolling Average Tonnage Limitation for SO2 at Clinch River listed in the table below for year 2010-2014 and/or 2015 and beyond:

Plant	Year	SO2 Tons Limit
Clinch River	2010 - 2014	21,700
Clinch River	2015 and each year thereafter	16,300

C.	Resolution of Past Claims of the States and Citizen Plaintiffs and Reservation of Rights.

139.  The States and Citizen Plaintiffs agree that this Consent Decree resolves all civil claims that have been alleged in their respective complaints or could have been alleged against Defendants prior to the Date of Lodging of this Consent Decree for violations of: (a) Parts C or D of Subchapter I of the Clean Air Act, 42 U.S.C. §§ 7470-7492, 7501-7515, and (b) Section 111 of the Act, 42 U.S.C. § 7411, and 40 C.F.R § 60.14, at Units within the AEP Eastern System.

140.  The States and Citizen Plaintiffs expressly do not join in giving the Defendants the covenant provided by the United States through Paragraph 133 of this Consent Decree, do not release any claims under the Clean Air Act and its implementing regulations arising after the Date of Lodging of this Consent Decree, and reserve their rights, if any, to bring any actions against the Defendants pursuant to 42 U.S.C. § 7604 for any claims arising after the Date of Lodging of this Consent Decree.

141.  Notwithstanding Paragraph 140, the States and Citizen Plaintiffs release Defendants from any civil claim that may arise under the Clean Air Act for Defendants’ performance of activities that this Consent Decree expressly directs Defendants to undertake, except to the extent that such activities would cause a significant increase in the emission of a criteria pollutant other than SO2, NOx, or PM.

142.  Retention of Authority Regarding NAAQS Exceedences.  Nothing in this Consent Decree shall be construed to affect the authority of the United States or any state under applicable federal statutes or regulations and applicable state statutes or regulations to impose appropriate requirements or sanctions on any Unit in the AEP Eastern System, including, but not limited to, the Units at the Clinch River plant, if the United States or a state determines that emissions from any Unit in the AEP Eastern System result in violation of, or interfere with the attainment and maintenance of, any ambient air quality standard.

XI.  PERIODIC REPORTING

143.  Beginning on March 31, 2008, and continuing annually thereafter on March 31 until termination of this Consent Decree, and in addition to any other express reporting requirement in this Consent Decree, Defendants shall submit to the Unites States, the States, and the Citizen Plaintiffs a progress report in compliance with Appendix B of this Consent Decree.

144.  In any periodic progress report submitted pursuant to this Section, Defendants may incorporate by reference information previously submitted under their Title V permitting requirements, provided that Defendants attach the Title V permit report, or the relevant portion thereof, and provide a specific reference to the provisions of the Title V permit report that are responsive to the information required in the periodic progress report.

145.  In addition to the progress reports required pursuant to this Section, Defendants shall provide a written report to the United States, the States, and the Citizen Plaintiffs of any violation of the requirements of this Consent Decree within fifteen (15) days of when Defendants knew or should have known of any such violation.  In this report, Defendants shall explain the cause or causes of the violation and all measures taken or to be taken by Defendants to prevent such violations in the future.

146.  Each report shall be signed by Defendants’ Vice President of Environmental Services or his or her equivalent or designee of at least the rank of Vice President, and shall contain the following certification:

This information was prepared either by me or under my direction or supervision in accordance with a system designed to assure that qualified personnel properly gather and evaluate the information submitted.  Based on my evaluation, or the direction and my inquiry of the person(s) who manage the system, or the person(s) directly responsible for gathering the information, I hereby certify under penalty of law that, to the best of my knowledge and belief, this information is true, accurate, and complete.  I understand that there are significant penalties for submitting false, inaccurate, or incomplete information to the United States.

147.  If any SO2 or NOx Allowances are surrendered to any third party pursuant to this Consent Decree, the third party’s certification pursuant to Paragraphs 83 and 95 shall be signed by a managing officer of the third party and shall contain the following language:

I certify under penalty of law that,_____________ [name of third party] will not sell, trade, or otherwise exchange any of the allowances and will not use any of the allowances to meet any obligation imposed by any environmental law.  I understand that there are significant penalties for submitting false, inaccurate, or incomplete information to the United States.

XII.  REVIEW AND APPROVAL OF SUBMITTALS

148.  Defendants shall submit each plan, report, or other submission required by this Consent Decree to the Plaintiffs specified, whenever such a document is required to be submitted for review or approval pursuant to this Consent Decree.  The Plaintiff(s) to whom the report is submitted, as required, may approve the submittal or decline to approve it and provide written comments explaining the bases for declining such approval as soon as reasonably practicable.  Such Plaintiff(s) will endeavor to coordinate their comments into one document when explaining their bases for declining such approval.  Within sixty (60) days of receiving written comments from any of the Plaintiff(s), Defendants shall either: (a) revise the submittal consistent with the written comments and provide the revised submittal to the Plaintiff(s); or (b) submit the matter for dispute resolution, including the period of informal negotiations, under Section XV (Dispute Resolution) of this Consent Decree.

149.  Upon receipt of Plaintiffs’ or Plaintiff’s (as the case may be) final approval of the submittal, or upon completion of the submittal pursuant to dispute resolution, Defendants shall implement the approved submittal in accordance with the schedule specified therein.

XIII.  STIPULATED PENALTIES

150.  For any failure by Defendants to comply with the terms of this Consent Decree, and subject to the provisions of Sections XIV (Force Majeure) and XV (Dispute Resolution), Defendants shall pay, within thirty (30) days after receipt of written demand to Defendants by the United States, the following stipulated penalties to the United States:

Consent Decree Violation	Stipulated Penalty (Per Day, Per Violation, Unless Otherwise Specified)
a. Failure to pay the civil penalty as specified in Section IX (Civil Penalty) of this Consent Decree	$10,000 per day
b.  Failure to comply with any applicable 30-Day Rolling Average Emission Rate, 30-Day Rolling Average Removal Efficiency, Emission Rate for PM, or Other SO2 Measures where the violation is less than 5% in excess of the limits set forth in this Consent Decree
$2,500 per day per violation
c.  Failure to comply with any applicable 30-Day Rolling Average Emission Rate, 30-Day Rolling Average Removal Efficiency, Emission Rate for PM, or Other SO2 Measures where the violation is equal to or greater than 5% but less than 10% in excess of the limits set forth in this Consent Decree
$5,000 per day per violation
d.  Failure to comply with any applicable 30-Day Rolling Average Emission Rate, 30-Day Rolling Average Removal Efficiency, Emission Rate for PM, or Other SO2 Measures where the violation is equal to or greater than 10% in excess of the limits set forth in this Consent Decree
$10,000 per day per violation
e. Failure to comply with the Eastern System-Wide Annual Tonnage Limitation for SO2
$5,000 per ton for the first 1000 tons, and $10,000 per ton for each additional ton above 1000 tons, plus the surrender, pursuant to the procedures set forth in Paragraphs 82 and 83, of  NOx Allowances in an amount equal to two times the number of tons by which the limitation was exceeded

f. Failure to comply with the Plant-Wide Annual Rolling Tonnage Limitation for SO2 at Clinch River
$40,000 per ton, plus the surrender, pursuant to the procedures set forth in Paragraphs 95 and 96, of SO2 Allowances in an amount equal to two times the number of tons by which the limitation was exceeded

g. Failure to comply with the Eastern System-Wide Annual Tonnage Limitation for NOx
$5,000 per ton for the first 1000 tons, and $10,000 per ton for each additional ton above 1000 tons, plus the surrender, pursuant to the procedures set forth in Paragraphs 95 and 96, of SO2 Allowances in an amount equal to two times the number of tons by which the limitation was exceeded

h. Failure to install, commence operation, or Continuously Operate a pollution control device required under this Consent Decree	$10,000 per day per violation during the first 30 days, $32,500 per day per violation thereafter
i. Failure to Retire, Retrofit, or Re-power a Unit by the date specified in this Consent Decree	$10,000 per day per violation during the first 30 days, $32,500 per day per violation thereafter
j. Failure to install or operate CEMS as required in this Consent Decree	$1,000 per day per violation
k. Failure to conduct performance tests of PM emissions, as required in this Consent Decree	$1,000 per day per violation
l. Failure to apply for any permit required by Section XVI (Permits)	$1,000 per day per violation
m. Failure to timely submit, modify, or implement, as approved, the reports, plans, studies, analyses, protocols, or other submittals required in this Consent Decree	$750 per day per violation during the first ten days, $1,000 per day per violation thereafter
n. Using NOx Allowances except as permitted by Paragraphs 75, 76, and 78	The surrender of NOx Allowances in an amount equal to four times the number of NOx Allowances used in violation of this Consent Decree
o. Failure to surrender NOx Allowances as required by Paragraphs 75 and 79	(a) $32,500 per day plus (b) $7,500 per NOx Allowance not surrendered
p. Failure to surrender SO2 Allowances as required by Paragraph 93	(a) $32,500 per day plus (b) $1,000 per SO2 Allowance not surrendered
q. Failure to demonstrate the third party surrender of an SO2 Allowance or NOx Allowance in accordance with Paragraphs 95-96 and 82-83.	$2,500 per day per violation
r. Failure to implement any of the Environmental Mitigation Projects described in Appendix A in compliance with Section VIII (Environmental Mitigation Projects) of this Consent Decree	The difference between the cost of the Project, as identified in Appendix A, and the dollars Defendants spent to implement the Project
s. Failure to fund an Environmental Mitigation Project, as submitted by the States, in compliance with Section VIII (Environmental Mitigation Projects) of this Consent Decree	$1,000 per day per violation during the first 30 days, $5,000 per day per violation thereafter
t. Failure to Continuously Operate required Other NOx Pollution Controls required in Paragraph 69	$10,000 per day during the first 30 days, and $32,500 each day thereafter
u. Failure to comply with the Plant-Wide Annual Tonnage Limitation for SO2 at Kammer
$40,000 per ton, plus the surrender, pursuant to the procedures set forth in Paragraphs 95 and 96 of SO2 Allowances in an amount equal to two times the number of tons by which the limitation was exceeded

v. Any other violation of this Consent Decree	$1,000 per day per violation

151.  Violation of an Emission Rate or 30-Day Rolling Average Removal Efficiency that is based on a 30-Day Rolling Average is a violation on every day on which the average is based.  Where a violation of a 30-Day Rolling Average Emission Rate or 30-Day Rolling Average Removal Efficiency (for the same pollutant and from the same source) recurs within periods of less than thirty (30) days, Defendants shall not pay a daily stipulated penalty for any day of the recurrence for which a stipulated penalty has already been paid.

152.  All stipulated penalties shall begin to accrue on the day after the performance is due or on the day a violation occurs, whichever is applicable, and shall continue to accrue until performance is satisfactorily completed or until the violation ceases, whichever is applicable.  Nothing in this Consent Decree shall prevent the simultaneous accrual of separate stipulated penalties for separate violations of this Consent Decree.

153.  Defendants shall pay all stipulated penalties to the United States within thirty (30) days of receipt of written demand to Defendants from the United States, and shall continue to make such payments every thirty (30) days thereafter until the violation(s) no longer continues, unless Defendants elect within twenty (20) days of receipt of written demand to Defendants from the United States to dispute the accrual of stipulated penalties in accordance with the provisions in Section XV (Dispute Resolution) of this Consent Decree.

154.  Stipulated penalties shall continue to accrue as provided in accordance with Paragraph 152 during any dispute, with interest on accrued stipulated penalties payable and calculated at the rate established by the Secretary of the Treasury, pursuant to 28 U.S.C. § 1961, but need not be paid until the following:

a.
If the dispute is resolved by agreement, or by a decision of Plaintiffs pursuant to Section XV (Dispute Resolution) of this Consent Decree that is not appealed to the Court, accrued stipulated penalties agreed or determined to be owing, together with accrued interest, shall be paid within thirty (30) days of the effective date of the agreement or of the receipt of Plaintiffs’ decision;

b.
If the dispute is appealed to the Court and Plaintiffs prevail in whole or in part, Defendants shall, within sixty (60) days of receipt of the Court’s decision or order, pay all accrued stipulated penalties determined by the Court to be owing, together with interest accrued on such penalties determined by the Court to be owing, except as provided in Subparagraph c, below;

c.
If the Court’s decision is appealed by any Party, Defendants shall, within fifteen (15) days of receipt of the final appellate court decision, pay all accrued stipulated penalties determined to be owing, together with interest accrued on such stipulated penalties determined to be owing by the appellate court.

Notwithstanding any other provision of this Consent Decree, the accrued stipulated penalties agreed by the Plaintiffs and Defendants, or determined by the Plaintiffs through Dispute Resolution, to be owing may be less than the stipulated penalty amounts set forth in Paragraph 150.

155.    All stipulated penalties shall be paid in the manner set forth in Section IX (Civil Penalty) of this Consent Decree.

156.  Should Defendants fail to pay stipulated penalties in compliance with the terms of this Consent Decree, the United States shall be entitled to collect interest on such penalties, as provided for in 28 U.S.C. § 1961.

157.  The stipulated penalties provided for in this Consent Decree shall be in addition to any other rights, remedies, or sanctions available to Plaintiffs by reason of Defendants’ failure to comply with any requirement of this Consent Decree or applicable law, except that for any violation of the Act for which this Consent Decree provides for payment of a stipulated penalty, Defendants shall be allowed a credit for stipulated penalties paid against any statutory penalties also imposed for such violation.

XIV.  FORCE MAJEURE

158.  For purposes of this Consent Decree, including, but not limited to, Paragraphs 67 and 86, a “Force Majeure Event” shall mean an event that has been or will be caused by circumstances beyond the control of Defendants or any entity controlled by Defendants that delays compliance with any provision of this Consent Decree or otherwise causes a violation of any provision of this Consent Decree despite Defendants’ best efforts to fulfill the obligation.   “Best efforts to fulfill the obligation” include using best efforts to anticipate any potential Force Majeure Event and to address the effects of any such event (a) as it is occurring and (b) after it has occurred, such that the delay or violation is minimized to the greatest extent possible.

159.  Notice of Force Majeure Events.  If any event occurs or has occurred that may delay compliance with or otherwise cause a violation of any obligation under this Consent Decree, as to which Defendants intend to assert a claim of Force Majeure, Defendants shall notify the Plaintiffs in writing as soon as practicable, but in no event later than twenty-one (21) business days following the date Defendants first knew, or by the exercise of due diligence should have known, that the event caused or may cause such delay or violation.  In this notice, Defendants shall reference this Paragraph of this Consent Decree and describe the anticipated length of time that the delay or violation may persist, the cause or causes of the delay or violation, all measures taken or to be taken by Defendants to prevent or minimize the delay or violation, the schedule by which Defendants propose to implement those measures, and Defendants’ rationale for attributing a delay or violation to a Force Majeure Event.  Defendants shall adopt all reasonable measures to avoid or minimize such delays or violations.  Defendants shall be deemed to know of any circumstance which Defendants or any entity controlled by Defendants knew or should have known.

160.  Failure to Give Notice.  If Defendants materially fail to comply with the notice requirements of this Section, the Plaintiffs may void Defendants’ claim for Force Majeure as to the specific event for which Defendants have failed to comply with such notice requirement.

161.  Plaintiffs’ Response.  The Plaintiffs shall notify Defendants in writing regarding Defendants’ claim of Force Majeure as soon as reasonably practicable.  If the Plaintiffs agree that a delay in performance has been or will be caused by a Force Majeure Event, the Parties shall stipulate to an extension of deadline(s) for performance of the affected compliance requirement(s) by a period equal to the delay actually caused by the event, or the extent to which Defendants may be relieved of stipulated penalties or other remedies provided under the terms of this Consent Decree.   Such agreement shall be reduced to writing, and signed by all Parties.  If the agreement results in a material change to the terms of this Consent Decree, an appropriate modification shall be made pursuant to Section XXII (Modification).  If such change is not material, no modification of this Consent Decree shall be required.

162.  Disagreement.  If Plaintiffs do not accept Defendants’ claim of Force Majeure, or if the Plaintiffs and Defendants cannot agree on the length of the delay actually caused by the Force Majeure Event, or the extent of relief required to address the delay actually caused by the Force Majeure Event, the matter shall be resolved in accordance with Section XV (Dispute Resolution) of this Consent Decree.

163.  Burden of Proof.  In any dispute regarding Force Majeure, Defendants shall bear the burden of proving that any delay in performance or any other violation of any requirement of this Consent Decree was caused by or will be caused by a Force Majeure Event.  Defendants shall also bear the burden of proving that Defendants gave the notice required by this Section and the burden of proving the anticipated duration and extent of any delay(s) attributable to a Force Majeure Event.  An extension of one compliance date based on a particular event may, but will not necessarily, result in an extension of a subsequent compliance date.

164.  Events Excluded.  Unanticipated or increased costs or expenses associated with the performance of Defendants’ obligations under this Consent Decree shall not constitute a Force Majeure Event.

165.  Potential Force Majeure Events.  The Parties agree that, depending upon the circumstances related to an event and Defendants’ response to such circumstances, the kinds of events listed below are among those that could qualify as Force Majeure Events within the meaning of this Section: construction, labor, or equipment delays; Malfunction of a Unit or emission control device; unanticipated coal supply or pollution control reagent delivery interruptions; acts of God; acts of war or terrorism; and orders by a government official, government agency, other regulatory authority, or a regional transmission organization, acting under and authorized by applicable law, that directs Defendants to operate an AEP Eastern System Unit in response to a local or system-wide (state-wide or regional) emergency (which could include unanticipated required operation to avoid loss of load or unserved load).  Depending upon the circumstances and Defendants’ response to such circumstances, failure of a permitting authority to issue a necessary permit in a timely fashion may constitute a Force Majeure Event where the failure of the permitting authority to act is beyond the control of Defendants and Defendants have taken all steps available to it to obtain the necessary permit, including, but not limited to: submitting a complete permit application; responding to requests for additional information by the permitting authority in a timely fashion; and accepting lawful permit terms and conditions after expeditiously exhausting any legal rights to appeal terms and conditions imposed by the permitting authority.

166.  As part of the resolution of any matter submitted to this Court under Section XV (Dispute Resolution) of this Consent Decree regarding a claim of Force Majeure, the Plaintiffs and Defendants by agreement, or this Court by order, may in appropriate circumstances extend or modify the schedule for completion of work under this Consent Decree to account for the delay in the work that occurred as a result of any delay agreed to by the Plaintiffs or approved by the Court.  Defendants shall be liable for stipulated penalties for their failure thereafter to complete the work in accordance with the extended or modified schedule (provided that Defendants shall not be precluded from making a further claim of Force Majeure with regard to meeting any such extended or modified schedule).

XV.  DISPUTE RESOLUTION

167.  The dispute resolution procedure provided by this Section shall be available to resolve all disputes arising under this Consent Decree, provided that the Party invoking such procedure has first made a good faith attempt to resolve the matter with the other Parties.

168.  The dispute resolution procedure required herein shall be invoked by one Party giving written notice to the other Parties advising of a dispute pursuant to this Section.  The notice shall describe the nature of the dispute and shall state the noticing Party’s position with regard to such dispute.  The Parties receiving such a notice shall acknowledge receipt of the notice, and the Parties in dispute shall expeditiously schedule a meeting to discuss the dispute informally not later than fourteen (14) days following receipt of such notice.

169.  Disputes submitted to dispute resolution under this Section shall, in the first instance, be the subject of informal negotiations among the disputing Parties.  Such period of informal negotiations shall not extend beyond thirty (30) days from the date of the first meeting among the disputing Parties’ representatives unless they agree in writing to shorten or extend this period.  During the informal negotiations period, the disputing Parties may also submit their dispute to a mutually agreed upon alternative dispute resolution (ADR) forum if the Parties agree that the ADR activities can be completed within the 30-day informal negotiations period (or such longer period as the Parties may agree to in writing).

170.  If the disputing Parties are unable to reach agreement during the informal negotiation period, the Plaintiffs shall provide Defendants with a written summary of their position regarding the dispute.  The written position provided by Plaintiffs shall be considered binding unless, within forty-five (45) days thereafter, Defendants seek judicial resolution of the dispute by filing a petition with this Court.  The Plaintiffs may respond to the petition within forty-five (45) days of filing.  In their initial filings with the Court under this Paragraph, the disputing Parties shall state their respective positions as to the applicable standard of law for resolving the particular dispute.

171.  The time periods set out in this Section may be shortened or lengthened upon motion to the Court of one of the Parties to the dispute, explaining the Party’s basis for seeking such a scheduling modification.

172.  This Court shall not draw any inferences nor establish any presumptions adverse to any disputing Party as a result of invocation of this Section or the disputing Parties’ inability to reach agreement.

173.  As part of the resolution of any dispute under this Section, in appropriate circumstances the disputing Parties may agree, or this Court may order, an extension or modification of the schedule for the completion of the activities required under this Consent Decree to account for the delay that occurred as a result of dispute resolution.  Defendants shall be liable for stipulated penalties for their failure thereafter to complete the work in accordance with the extended or modified schedule, provided that Defendants shall not be precluded from asserting that a Force Majeure Event has caused or may cause a delay in complying with the extended or modified schedule.

174.  The Court shall decide all disputes pursuant to applicable principles of law for resolving such disputes.  In their initial filings with the Court under Paragraph 170, the disputing Parties shall state their respective positions as to the applicable standard of law for resolving the particular dispute.

XVI. PERMITS

175.  Unless expressly stated otherwise in this Consent Decree, in any instance where otherwise applicable law or this Consent Decree requires Defendants to secure a permit to authorize construction or operation of any device contemplated herein, including all preconstruction, construction, and operating permits required under state law, Defendants shall make such application in a timely manner.  Defendants shall provide Notice to Plaintiffs under Section XVIII (Notices), for each Unit that Defendants submit an application for any permit described in this Paragraph 175.

176.  Notwithstanding the previous Paragraph, nothing in this Consent Decree shall be construed to require Defendants to apply for or obtain a PSD or Nonattainment NSR permit for physical changes in, or changes in the method of operation of, any AEP Eastern System Unit that would give rise to claims resolved by Paragraph 132 and 133, subject to Paragraphs 134 through 138, or Paragraphs 139 and 141 of this Consent Decree.

177.  When permits are required as described in Paragraph 175, Defendants shall complete and submit applications for such permits to the appropriate authorities to allow time for all legally required processing and review of the permit request, including requests for additional information by the permitting authorities.  Any failure by Defendants to submit a timely permit application for any Unit in the AEP Eastern System shall bar any use by Defendants of Section XIV (Force Majeure) of this Consent Decree, where a Force Majeure claim is based on permitting delays.

178.  Notwithstanding the reference to Title V permits in this Consent Decree, the enforcement of such permits shall be in accordance with their own terms and the Act.  The Title V permits shall not be enforceable under this Consent Decree, although any term or limit established by or under this Consent Decree shall be enforceable under this Consent Decree regardless of whether such term or limit has or will become part of a Title V permit, subject to the terms of Section XXVI (Conditional Termination of Enforcement Under Decree) of this Consent Decree.

179.  Within three (3) years from the Date of Entry of this Consent Decree, and in accordance with federal and/or state requirements for modifying or renewing a Title V permit, Defendants shall amend any applicable Title V permit application, or apply for amendments to their Title V permits, to include a schedule for any Unit-specific performance, operational, maintenance, and control technology requirements established by this Consent Decree including, but not limited to, required emission rates or other limitations.  For Units subject to a requirement to Retire, Retrofit, or Re-power, Defendants shall apply to modify, renew, or obtain any applicable Title V permit to include a schedule for any Unit-specific performance, operation, maintenance, and control technology requirements established by this Consent Decree including, but not limited to, required emission rates or other limitations, within (12) twelve months of making such election to Retire, Retrofit, or Re-power.

180.  Within one (1) year from commencement of operation of each pollution control device to be installed, upgraded, and/or operated under this Consent Decree, Defendants shall apply to include the requirements and limitations enumerated in this Consent Decree into federally-enforceable non-Title V permits and/or site-specific amendments to the applicable state implementation plans to reflect all new requirements applicable to each Unit in the AEP Eastern System, the Plant-Wide Annual Rolling Average Tonnage Limitation for SO2 at Clinch River, and the Plant-Wide Annual Tonnage Limitation for SO2 at Kammer.

181.  Defendants shall provide the United States with a copy of each application for a federally-enforceable non-Title V permit or amendment to a state implementation plan, as well as a copy of any permit proposed as a result of such application, to allow for timely participation in any public comment period.

182.  Prior to termination of this Consent Decree, Defendants shall obtain enforceable provisions in their Title V permits for the AEP Eastern System that incorporate (a) any Unit-specific requirements and limitations of this Consent Decree, such as performance, operational, maintenance, and control technology requirements, (b) the Plant-Wide Annual Rolling Average Tonnage Limitation for SO2 at Clinch River and the Plant-Wide Annual Tonnage Limitation for SO2 at Kammer, and (c) the Eastern System-Wide Annual Tonnage Limitations for SO2 and NOx.  If Defendants do not obtain enforceable provisions for the Eastern System-Wide Annual Tonnage Limitations for SO2 and NOx in such Title V permits, then the requirements in Paragraphs 86 and 67 shall remain enforceable under this Consent Decree and shall not be subject to termination.

183.  If Defendants sell or transfer to an entity unrelated to Defendants (“Third-Party Purchaser”) part or all of Defendants’ Ownership Interest in a Unit in the AEP Eastern System, Defendants shall comply with the requirements of Section XIX (Sales or Transfers of Operational or Ownership Interests) with regard to that Unit prior to any such sale or transfer unless, following any such sale or transfer, Defendants remain the holder of the Title V permit for such facility.

XVII. INFORMATION COLLECTION AND RETENTION

184.  Any authorized representative of the United States, including attorneys, contractors, and consultants, upon presentation of credentials, shall have a right of entry upon the premises of any facility in the AEP Eastern System at any reasonable time for the purpose of:

a.	monitoring the progress of activities required under this Consent Decree;
b.	verifying any data or information submitted to the United States in accordance with the terms of this Consent Decree;
c.	obtaining samples and, upon request, splits of any samples taken by Defendants or their representatives, contractors, or consultants; and
d.	assessing Defendants’ compliance with this Consent Decree.

185.   Defendants shall retain, and instruct their contractors and agents to preserve, all non-identical copies of all records and documents (including records and documents in electronic form) now in their or their contractors’ or agents’ possession or control (with the exception of their contractors’ copies of field drawings and specifications), and that directly relate to Defendants’ performance of their obligations under this Consent Decree until six (6) years following completion of performance of such obligations.  This record retention requirement shall apply regardless of any corporate document retention policy to the contrary.

186.  All information and documents submitted by Defendants pursuant to this Consent Decree shall be subject to any requests under applicable law providing public disclosure of documents unless (a) the information and documents are subject to legal privileges or protection or (b) Defendants claim and substantiate in accordance with 40 C.F.R. Part 2 that the information and documents contain confidential business information.

187.  Nothing in this Consent Decree shall limit the authority of EPA to conduct tests and inspections at Defendants’ facilities under Section 114 of the Act, 42 U.S.C. § 7414, or any other applicable federal or state laws, regulations, or permits.

XVIII.  NOTICES

188.  Unless otherwise provided herein, whenever notifications, submissions, or communications are required by this Consent Decree, they shall be made in writing and addressed as follows:

As to the United States:
Chief, Environmental Enforcement Section
Environment and Natural Resources Division
U.S. Department of Justice
P.O. Box 7611, Ben Franklin Station
Washington, DC  20044-7611
DJ# 90-5-2-1-06893

and

Director, Air Enforcement Division
Office of Enforcement and Compliance Assurance
U.S. Environmental Protection Agency
Ariel Rios Building [Mail Code 2242A]
1200 Pennsylvania Avenue, N.W.
Washington, DC  20460

and

Air Enforcement & Compliance Assurance Branch
U.S. EPA Region V
77 W. Jackson St.
Mail Code AE17J
Chicago, IL 60604

and

Air Protection Division Director
U.S. EPA Region III
1650 Arch Street
Philadelphia, PA 19103

As to the State of Connecticut:

Office of the Attorney General
Environmental Department
P.O. Box 120
Hartford, Connecticut
06141-0120

As to the State of Maryland:

Frank Courtright
Program Manager
Air Quality Compliance Program
Maryland Department of the Environment
1800 Washington Blvd.
Baltimore, Maryland 21230
fcourtright@mde.state.md.us

As to the Commonwealth of Massachusetts:

Frederick D. Augenstern, Assistant Attorney General
Office of the Attorney General
1 Ashburton Place, 18th floor
Boston, Massachusetts 02108
fred.augenstern@state.ma.us

and

Douglas Shallcross, Esquire
Department of Environmental Protection
Office of General Counsel
1 Winter Street
Boston, Massachusetts 02108
Douglas.Shallcross@state.ma.us

As to the State of New Hampshire:

Director, Air Resources Division
New Hampshire Department of Environmental Services
29 Hazen Dive
Concord, New Hampshire 03302-0095

As to the State of New Jersey:

Kevin P. Auerbacher
Section Chief
Environmental Enforcement Section
R.J. Hughes Justice Complex
25 Market Street
P.O. Box 093
Trenton, New Jersey 08625-0093

As to the State of New York:

Robert Rosenthal
Assistant Attorney General
New York State Attorney General's Office
The Capitol
Albany, New York 12224

As to the State of Rhode Island:

Tricia K. Jedele
Special Assistant Attorney General
150 South Main Street
Providence, RI  02903
(401) 274-4400, Ext. 2400
tjedele@riag.ri.gov

As to the State of Vermont:

Environmental Division
Office of the Attorney General
109 State Street
Montpelier, Vermont 05609-1001

and

Director
Air Pollution Control Division
Department of Environmental Conservation
Agency of Natural Resources
Building 3 South
103 South Main Street
Waterbury, Vermont 05671-0402

As to the Citizen Plaintiffs:

Nancy S. Marks
Natural Resources Defense Council, Inc.
40 West 20th Street
New York, New York 10011
(212) 727-4414
nmarks@nrdc.org

and

Albert F. Ettinger
Environmental Law and Policy Center
35 East Wacker Dr. Suite 1300
Chicago, Illinois 60601-2110
(312) 673-6500
aettinger@elpc.org

As to Defendants:

189.  All notifications, communications, or submissions made pursuant to this Section shall be sent as follows:  (a) by overnight mail or overnight delivery service to the United States; and (b) by electronic mail to all Plaintiffs, if practicable, but if not practicable, then by overnight mail or overnight delivery service to the States and Citizen Plaintiffs.  All notifications, communications, and transmissions sent by overnight delivery service shall be deemed submitted on the date they are delivered to the delivery service.

190.  Any Party may change either the notice recipient or the address for providing notices to it by serving all other Parties with a notice setting forth such new notice recipient or address.

XIX.  SALES OR TRANSFERS OF OPERATIONAL OR OWNERSHIP INTERESTS

191.  If Defendants propose to sell or transfer an Operational or Ownership Interest to an entity unrelated to Defendants (“Third Party”), they shall advise the Third Party in writing of the existence of this Consent Decree prior to such sale or transfer, and shall send a copy of such written notification to the Plaintiffs pursuant to Section XVIII (Notices) of this Consent Decree at least sixty (60) days before such proposed sale or transfer.

192.  No sale or transfer of an Operational or Ownership Interest shall take place before the Third Party and Plaintiffs have executed, and the Court has approved, a modification pursuant to Section XXII (Modification) of this Consent Decree making the Third Party a party to this Consent Decree and jointly and severally liable with Defendants for all the requirements of this Decree that may be applicable to the transferred or purchased Interests.

193.  This Consent Decree shall not be construed to impede the transfer of any Interests between Defendants and any Third Party so long as the requirements of this Consent Decree are met.  This Consent Decree shall not be construed to prohibit a contractual allocation – as between Defendants and any Third Party – of the burdens of compliance with this Decree, provided that both Defendants and such Third Party shall remain jointly and severally liable for the obligations of the Consent Decree applicable to the transferred or purchased Interests.

194.  If the Plaintiffs agree, the Plaintiffs, Defendants, and the Third Party that has become a party to this Consent Decree pursuant to Paragraph 192, may execute a modification that relieves Defendants of liability under this Consent Decree for, and makes the Third Party liable for, all obligations and liabilities applicable to the purchased or transferred Interests.  Notwithstanding the foregoing, however, Defendants may not assign, and may not be released from, any obligation under this Consent Decree that is not specific to the purchased or transferred Interests, including the obligations set forth in Section VIII (Environmental Mitigation Projects), Paragraphs 86 and 67, and Section IX (Civil Penalty).  Defendants may propose and the Plaintiffs may agree to restrict the scope of the joint and several liability of any purchaser or transferee for any obligations of this Consent Decree that are not specific to the transferred or purchased Interests, to the extent such obligations may be adequately separated in an enforceable manner.

195.  Defendants may propose and Plaintiffs may agree to restrict the scope of joint and several liability of any purchaser or transferee for any AEP Eastern System obligations to the extent such obligations may be adequately separated in an enforceable manner using the methods provided by or approved under Section XVI (Permits).

196.  Paragraphs 191-195 of this Consent Decree do not apply if an Interest is sold or transferred solely as collateral security in order to consummate a financing arrangement (not including a sale-leaseback), so long as Defendants: (a) remain the operator (as that term is used and interpreted under the Clean Air Act) of the subject AEP Eastern System Unit(s); (b) remain subject to and liable for all obligations and liabilities of this Consent Decree; and (c) supply Plaintiffs with the following certification within thirty (30) days of the sale or transfer:

“Certification of Change in Ownership Interest Solely for Purpose of Consummating Financing.  We, the Chief Executive Officer and General Counsel of American Electric Power Service Corp. (“AEP”), hereby jointly certify under Title 18 U.S.C. Section 1001, on our own behalf and on behalf of AEP, that any change in AEP’s Ownership Interest in any AEP Eastern System Unit that is caused by the sale or transfer as collateral security of such Ownership Interest in such Unit(s) pursuant to the financing agreement consummated on [insert applicable date] between AEP and [insert applicable entity]: a) is made solely for the purpose of providing collateral security in order to consummate a financing arrangement; b) does not impair AEP’s ability, legally or otherwise, to comply timely with all terms and provisions of the Consent Decree entered in United States, et al. v. American Electric Power Service Corp., et al., Civil Action No. C2-99-1250 (“AEP I”) and United States, et al. v. American Electric Power Service Corp., et al., Civil Action Nos. C2-04-1098 and C2-05-360 (“AEP II”); c) does not affect AEP’s operational control of any Unit covered by that Consent Decree in a manner that is inconsistent with AEP’s performance of its obligations under the Consent Decree; and d) in no way affects the status of AEP’s obligations or liabilities under that Consent Decree.”

XX.  EFFECTIVE DATE

197.  The effective date of this Consent Decree shall be the Date of Entry.

XXI.  RETENTION OF JURISDICTION

198.  The Court shall retain jurisdiction of this case after the Date of Entry of this Consent Decree to enforce compliance with the terms and conditions of this Consent Decree and to take any action necessary or appropriate for its interpretation, construction, execution, modification, or adjudication of disputes.  During the term of this Consent Decree, any Party to this Consent Decree may apply to the Court for any relief necessary to construe or effectuate this Consent Decree.

XXII.  MODIFICATION

199.  The terms of this Consent Decree may be modified only by a subsequent written agreement signed by the Plaintiffs and Defendants.  Where the modification constitutes a material change to any term of this Decree, it shall be effective only upon approval by the Court.

XXIII.  GENERAL PROVISIONS

200.  This Consent Decree is not a permit.  Compliance with the terms of this Consent Decree does not guarantee compliance with all applicable federal, state, or local laws or regulations.  The limitations and requirements set forth herein do not relieve Defendants from any obligation to comply with other state and federal requirements under the Clean Air Act at any Units covered by this Consent Decree, including the Defendants’ obligation to satisfy any state modeling requirements set forth in a state implementation plan.

201.  This Consent Decree does not apply to any claim(s) of alleged criminal liability.

202.  In any subsequent administrative or judicial action initiated by any of the Plaintiffs for injunctive relief or civil penalties relating to the facilities covered by this Consent Decree, Defendants shall not assert any defense or claim based upon principles of waiver, res judicata, collateral estoppel, issue preclusion, claim preclusion, or claim splitting, or any other defense based upon the contention that the claims raised by any of the Plaintiffs in the subsequent proceeding were brought, or should have been brought, in the instant case; provided, however, that nothing in this Paragraph affects the validity of Paragraphs Paragraph 132 and 133, subject to Paragraphs 134 through 138, or Paragraphs 139 and 141.

203.  Except as specifically provided by this Consent Decree, nothing in this Consent Decree shall relieve Defendants of their obligation to comply with all applicable federal, state, and local laws and regulations.  Subject to the provisions in Section X (Resolution of Civil Claims Against Defendants), nothing contained in this Consent Decree shall be construed to prevent or limit the rights of the Plaintiffs to obtain penalties or injunctive relief under the Act or other federal, state, or local statutes, regulations, or permits.

204.  At any time prior to termination of this Consent Decree, Defendants may request approval from Plaintiffs to implement other control technology for SO2 or NOx than what is required by this Consent Decree.  In seeking such approval, Defendants must demonstrate that such alternative control technology is capable of achieving pollution reductions equivalent to an FGD (for SO2) or SCR (for NOx) at the Units in the AEP Eastern System at which Defendants seek approval to implement such other control technology for SO2 or NOx.  Approval of such a request is solely at the discretion of the Plaintiffs.

205.  Nothing in this Consent Decree is intended to, or shall, alter or waive any applicable law (including but not limited to any defenses, entitlements, challenges, or clarifications related to the Credible Evidence Rule, 62 Fed. Reg. 8314 (Feb. 24, 1997)) concerning the use of data for any purpose under the Act generated either by the reference methods specified herein or otherwise.

206.  Each limit and/or other requirement established by or under this Consent Decree is a separate, independent requirement.

207.  Performance standards, emissions limits, and other quantitative standards set by or under this Consent Decree must be met to the number of significant digits in which the standard or limit is expressed.  For example, an Emission Rate of 0.100 is not met if the actual Emission Rate is 0.101.  Defendants shall round the fourth significant digit to the nearest third significant digit, or the third significant digit to the nearest second significant digit, depending upon whether the limit is expressed to three or two significant digits.  For example, if an actual Emission Rate is 0.1004, that shall be reported as 0.100, and shall be in compliance with an Emission Rate of 0.100, and if an actual Emission Rate is 0.1005, that shall be reported as 0.101, and shall not be in compliance with an Emission Rate of 0.100.  Defendants shall report data to the number of significant digits in which the standard or limit is expressed.

208.  This Consent Decree does not limit, enlarge, or affect the rights of any Party to this Consent Decree as against any third parties.

209.  This Consent Decree constitutes the final, complete, and exclusive agreement and understanding among the Parties with respect to the settlement embodied in this Consent Decree, and supersedes all prior agreements and understandings among the Parties related to the subject matter herein.  No document, representation, inducement, agreement, understanding, or promise constitutes any part of this Consent Decree or the settlement it represents, nor shall they be used in construing the terms of this Consent Decree.

210.  Except for Citizen Plaintiffs, each Party to this action shall bear its own costs and attorneys’ fees.  Defendants shall reimburse the Citizen Plaintiffs’ attorneys’ fees and costs, pursuant to 42 U.S.C. § 7604(d), and the agreement between counsel for Defendants and Citizen Plaintiffs within thirty (30) days of the Date of Entry of this Consent Decree.

XXIV.  SIGNATORIES AND SERVICE

211.  Each undersigned representative of the Parties certifies that he or she is fully authorized to enter into the terms and conditions of this Consent Decree and to execute and legally bind to this document the Party he or she represents.

212.  This Consent Decree may be signed in counterparts, and such counterpart signature pages shall be given full force and effect.

213.  Each Party hereby agrees to accept service of process by mail with respect to all matters arising under or relating to this Consent Decree and to waive the formal service requirements set forth in Rule 4 of the Federal Rules of Civil Procedure and any applicable Local Rules of this Court including, but not limited to, service of a summons.

XXV. PUBLIC COMMENT

214.  The Parties agree and acknowledge that final approval by the United States and the entry of this Consent Decree is subject to the procedures of 28 C.F.R. § 50.7, which provides for notice of lodging of this Consent Decree in the Federal Register, an opportunity for public comment, and the right of the United States to withdraw or withhold consent if the comments disclose facts or considerations which indicate that the Consent Decree is inappropriate, improper, or inadequate.  The Defendants shall not oppose entry of this Consent Decree by this Court or challenge any provision of this Consent Decree unless the United States has notified the Defendants, in writing, that the United States no longer supports entry of the Consent Decree.

XXVI. CONDITIONAL TERMINATION OF ENFORCEMENT UNDER DECREE

215.  Termination as to Completed Tasks.  As soon as Defendants complete a construction project or any other requirement of this Consent Decree that is not ongoing or recurring, Defendants may, by motion to this Court, seek termination of the provision or provisions of this Consent Decree that imposed the requirement.

216.  Conditional Termination of Enforcement Through the Consent Decree.  After Defendants:
a.	have successfully completed construction, and have maintained Continuous Operation, of all pollution controls as required by this Consent Decree;
b.
have obtained final Title V permits (i) as required by the terms of this Consent Decree; (ii) that cover all Units in this Consent Decree; and (iii) that include as enforceable permit terms all of the Unit performance and other requirements specified in this Consent Decree; and

c.	certify that the date is later than December 31, 2022;
then Defendants may so certify these facts to the Plaintiffs and this Court.  If the Plaintiffs do not object in writing with specific reasons within forty-five (45) days of receipt of Defendants’ certification, then, for any Consent Decree violations that occur after the filing of notice, the Plaintiffs shall pursue enforcement of the requirements contained in the Title V permit through the applicable Title V permit and not through this Consent Decree.

217.  Resort to Enforcement under this Consent Decree.  Notwithstanding Paragraph 216, if enforcement of a provision in this Consent Decree cannot be pursued by a Party under the applicable Title V permit, or if a Consent Decree requirement was intended to be part of a Title V Permit and did not become or remain part of such permit, then such requirement may be enforced under the terms of this Consent Decree at any time.

XXVII. FINAL JUDGMENT

218.  Upon approval and entry of this Consent Decree by the Court, this Consent Decree shall constitute a final judgment among the Parties.
SO ORDERED, THIS _____ DAY OF ________________, 2007.

_________________________________________
HONORABLE EDMUND A. SARGUS, JR.
UNITED STATES DISTRICT COURT JUDGE

_________________________________________
HONORABLE GREGORY L. FROST
UNITED STATES DISTRICT COURT JUDGE

Signature Page for Consent Decree in:

United States et al.
v.
American Electric Power Service Corp., et al.

FOR THE UNITED STATES:

________________________________________
RONALD J. TENPAS
Acting Assistant Attorney General
Environmental and Natural Resources Division
United States Department of Justice

________________________________________
W. BENJAMIN FISHEROW
Deputy Chief
Environmental Enforcement Section

________________________________________
PHILIP A. BROOKS
Counsel to the Chief

________________________________________
JUSTIN A. SAVAGE
THOMAS A. MARIANI
Assistant Chief
JAMES A. LOFTON
Senior Counsel
MARC BORODIN
JENNIFER A. LUKAS-JACKSON
THOMAS A. BENSON
KATHERINE L. VANDERHOOK
DEBORAH BEHLES
MYLES E. FLINT, II
Trial Attorneys
LESLIE B. BELLAS
By Special Appointment as a Department of Justice Attorney
Environmental Enforcement Section
Environmental and Natural Resources Division
United States Department of Justice

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FOR THE UNITED STATES:

_______________________________________
GREGORY G. LOCKHART
United States Attorney
Southern District of Ohio

_______________________________________
MARK D’ALESSANDRO
Assistant United States Attorney
Southern District of Ohio
United States Department of Justice

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FOR THE UNITED STATES:

                        ________________________________________
GRANTA Y. NAKAYAMA
Assistant Administrator
Office of Enforcement and Compliance Assurance
United States Environmental Protection Agency

________________________________________
WALKER B. SMITH
Director, Office of Civil Enforcement
Office of Enforcement and Compliance Assurance
United States Environmental Protection Agency

                        ________________________________________
                        ADAM M. KUSHNER
Acting Director, Air Enforcement Division
Office of Enforcement and Compliance Assurance
United States Environmental Protection Agency

                        ________________________________________
ILANA S. SALTZBART
EDWARD MESSINA
Attorney-Advisor
Air Enforcement Division

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_________________________________
MARY A. GADE
Regional Administrator
Region 5
U.S. Environmental Protection Agency

_________________________________
ROBERT KAPLAN
Regional Counsel
Region 5
U.S. Environmental Protection Agency

_________________________________
STEPHEN ROTHBLATT
Director
Air and Radiation Division
Region 5
U.S. Environmental Protection Agency

_________________________________
SABRINA ARGENTIERI
Associate Regional Counsel
Region 5
U.S. Environmental Protection Agency

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___________________________________
DONALD S. WELSH
Regional Administrator
U.S. EPA Region III

____________________________________
WILLIAM C. EARLY
Regional Counsel
U.S. EPA Region III

____________________________________
DONNA L. MASTRO
Senior Assistant Regional Counsel
U.S. EPA Region III

____________________________________
DOUGLAS J. SNYDER
Senior Assistant Regional Counsel
U.S. EPA Region III

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FOR THE STATE OF CONNECTICUT:

______________________________
RICHARD BLUMENTHAL
Attorney General

_______________________________
KIMBERLY MASSICOTTE
Assistant Attorney General

_______________________________
JOSE A. SUAREZ
Assistant Attorney General

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FOR THE STATE OF MARYLAND:

____________________________________
SHARI T. WILSON, Secretary
Maryland Department of the Environment
1800 Washington Blvd.
Baltimore, Maryland  21230

______________________________________
DOUGLAS F. GANSLER
Attorney General of Maryland

______________________________________
MATTHEW ZIMMERMAN
Assistant Attorney General
Office of the Attorney General
1800 Washington Blvd.
Baltimore, Maryland 21230
410-537-3452

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FOR THE COMMONWEALTH OF MASSACHUSETTS:

________________________________
MARTHA COAKLEY
ATTORNEY GENERAL

________________________________
FREDERICK D. AUGENSTERN
Assistant Attorney General
Environmental Protection Division
1 Ashburton Place, 18th Floor
Boston, Massachusetts 02108
(617) 727-2200 ext. 2427

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FOR THE STATE OF NEW HAMPSHIRE:

_________________________________
MAUREEN D. SMITH
Senior Assistant Attorney General
33 Capitol Street
Concord, New Hampshire 03301

_________________________________
K. ALLEN BROOKS
Assistant Attorney General
33 Capitol Street
Concord, New Hampshire 03301

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FOR THE STATE OF NEW JERSEY:

_____________________________
ANNE C. MILGRAM
Attorney General

______________________________
JON C. MARTIN
Deputy Attorney General
Environmental Enforcement Section

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FOR THE STATE OF NEW YORK:

                            ____________________________
                                            ANDREW M. CUOMO
                                            Attorney General

                            ____________________________
                                            ROBERT ROSENTHAL
                                            Assistant Attorney General
                                            Environmental Protection Bureau
                                            The Capitol
                                            Albany, New York 12224
                                 Of counsel

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FOR THE STATE OF RHODE ISLAND:

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FOR THE STATE OF VERMONT:

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FOR CITIZEN PLAINTIFFS:

____________________________________
NANCY S. MARKS
Natural Resources Defense Council, Inc.
40 West 20th Street
New York, NY 10011

____________________________________
ALBERT F. ETTINGER
Environmental Law and Policy Center
35 East Wacker Drive, Suite 1300
Chicago, Illinois 60601-2110

______________________________________
STEPHEN P. SAMUELS, Ohio Bar # 0007979
Schottenstein, Zox & Dunn Co, LPA
P.O Box 165020
Columbus, Ohio 43216-5020

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FOR DEFENDANTS AMERICAN ELECTRIC POWER SERVICE CORPORATION, ET AL.:

APPENDIX A
ENVIRONMENTAL MITIGATION PROJECTS

In compliance with and in addition to the requirements in Section VIII of this Consent Decree (Environmental Mitigation Projects), Defendants shall comply with the requirements of this Appendix to ensure that the benefits of the $36 million in federally directed Environmental Mitigation Projects are achieved.

I.	National Parks Mitigation

A.
Within 45 days from the Date of Entry, Defendants shall pay to the National Park Service the sum of $2 million to be used in accordance with the Park System Resource Protection Act, 16 U.S.C. § 19jj, for the restoration of land, watersheds, vegetation, and forests using adaptive management techniques designed to improve ecosystem health and mitigate harmful effects from air pollution.  This may include reforestation or restoration of native species and acquisition of equivalent resources and support for collaborative initiatives with state and local agencies and other stakeholders to develop plans to assure resource protection over the long-term.  Projects will focus on one or more of the following Class I areas alleged in the underlying action to have been injured by emissions from Defendants facilities:  Shenandoah National Park, Mammoth Cave National Park, and Great Smoky Mountains National Park.

B.
Payment of the amount specified in the preceding paragraph shall be made to the Natural Resource Damage and Assessment Fund managed by the United States Department of the Interior.  Instructions for transferring funds will be provided to the Defendants by the National Park Service.  Notwithstanding Section I.A of this Appendix, payment of funds by Defendants is not due until ten (10) days after receipt of payment instructions.

C.
Upon payment of the required funds into the Natural Resource Damage and Assessment Fund, Defendants shall have no further responsibilities regarding the implementation of any project selected by the National Park Service in connection with this provision of the Consent Decree.

II.	Overall Environmental Mitigation Project Schedule and Budget

A.
Within 120 days of the Date of Entry, as further described below, Defendants shall submit plans to EPA for review and approval for completing the remaining $34 million in federally directed Environmental Mitigation Projects specified in this Appendix over a period of not more than five (5) years from the Date of Entry.  EPA will consult with the Citizen Plaintiffs, through their counsel, prior to approving or commenting on any proposed plan.  The Parties agree that Defendants are entitled to spread their payments for Environmental Mitigation Projects evenly over the five-year period commencing upon the Date of Entry.  Defendants are not, however, precluded from accelerating payments to better effectuate a proposed mitigation plan, provided however, Defendants shall not be entitled to any reduction in the nominal amount of the required payments by virtue of the early expenditures.  EPA may, but is not required to, approve a proposed Project budget that results in a back-loading of some expenditures.  EPA shall determine prior to approval that all Projects are consistent with federal law.

B.	Defendants may, at their election, consolidate the plans required by this Appendix into a single plan.

C.	In addition to the requirements set forth below, Defendants shall submit within 120 days of the Date of Entry, a summary-level budget and Project time-line that covers all of the Projects proposed.

D.
Beginning March 31, 2008, and continuing on March 31 of each year thereafter until completion of each Project (including any applicable periods of demonstration or testing), Defendants shall provide the United States and Citizen Plaintiffs with written reports detailing the progress of each Project, including Project Dollars.

E.
Within 60 days following the completion of each Project required under Appendix A, Defendants shall submit to the United States and Citizen Plaintiffs a report that documents the date that the Project was completed, the results of implementing the Project, including the emission reductions or other environmental benefits achieved, and the Project Dollars expended by Defendants in implementing the Project.

F.
Upon approval of the plans required by this Appendix by EPA, Defendants shall complete the Environmental Mitigation Projects according to the approved plans.  Nothing in this Consent Decree shall be interpreted to prohibit Defendants from completing Environmental Mitigation Projects before the deadlines specified in the schedule of an approved plan.

III.	Acquisition and Restoration of Ecologically Significant Areas in Indiana, Kentucky, North Carolina, Ohio, Pennsylvania, Virginia, and West Virginia

A.
Within 120 days of the Date of Entry, and on each anniversary of the initial submission for the following four (4) years, Defendants shall submit a plan to EPA for review and approval, in consultation with the Citizen Plaintiffs, for acquisition and/or restoration of ecologically significant areas in Indiana, Kentucky, North Carolina, Ohio, Pennsylvania, Virginia, and West Virginia (“Land Acquisition and Restoration”).  Defendants shall spend no less than a total of $10 million in Project Dollars on Land Acquisition and Restoration over the five year period provided under this Appendix for completion of federally directed Environmental Mitigation Projects.

B.	Defendants’ proposed plan shall:

1.
Describe the proposed Land Acquisition and Restoration projects in sufficient detail to allow the reader to ascertain how each proposed action meets the requirements set out below.  For purposes of this Appendix and Section VIII (Environmental Mitigation Projects) of this Consent Decree, land acquisition means purchase of interests in land, including fee ownership, easements, or other restrictions that run with the land that provide for perpetual protection of the acquired land.  Restoration may include, by way of illustration, direct reforestation (particularly of tree species that may be affected by acidic deposition) and soil enhancement.  Any restoration action must also incorporate the acquisition of an interest in the restored lands sufficient to ensure perpetual protection of the restored land.  Any proposal for acquisition of land must identify fully all owners of the interests in the land.  Every proposal for acquisition of land must identify the ultimate holder of the interests to be acquired and provide a basis for concluding that the proposed holder of title is appropriate for long-term protection of the ecological or environmental benefits sought to be achieved through the acquisition.

2.
Describe generally the ecological significance of the area to be acquired or restored.  In particular, identify the environmental/ecological benefits expected as a result of the proposed action.  In proposing areas for acquisition and restoration, Defendants shall focus on those areas that are in most need of conservation action or that promise the greatest conservation return on investment.

3.	Describe the expected cost of the Land Acquisition and Restoration, including the fair market value of any areas to be acquired.

4.
Identify any person or entity other than Defendants that will be involved in the land acquisition or restoration action.  Defendants shall describe the third-party’s role in the action and the basis for asserting that such entity is able and suited to perform the intended role.  For purposes of this Section of the Appendix, third-parties shall only include non-profits; federal, state, and local agencies; or universities.  Any proposed third-party must be legally authorized to perform the proposed action or to receive Project Dollars.

5.	Include a schedule for completing and funding each portion of the project.

C.
Performance - Upon approval of the plan by EPA, after consultation with the Citizen Plaintiffs, Defendants shall complete the Land Acquisition and Restoration project according to the approved plan and schedule.

IV.	Nitrogen Impact Mitigation in the Chesapeake Bay

A.
Within 120 days of Date of Entry, Defendants shall submit a plan to EPA for review and approval, in consultation with the Citizen Plaintiffs, for the mitigation of adverse impacts on the Chesapeake Bay associated with nitrogen (“Chesapeake Bay Mitigation Project”).  Defendants shall spend no less than a total of $3 million in Project Dollars on the Chesapeake Bay Mitigation Project.

B.	Defendant’s proposed plan shall:

1.
Describe proposed Project(s) that reduce nitrogen loading in the Chesapeake Bay or otherwise mitigate the adverse effects of nitrogen in the Chesapeake Bay.  Projects that may be approved include, by way of illustration, creation of forested stream buffers on agricultural land or other land cover to establish a “buffer zone” to keep livestock out of the adjoining waterway and to filter runoff before it enters the waterway.

2.
Describe generally the expected environmental benefit of the proposed Chesapeake Bay Mitigation Project.  The key criteria for selection of components of the Project are the magnitude of the expected ecological/environmental benefit(s) in relation to the cost and the relative permanence of the expected benefit(s).  Expected loadings benefits should be quantified to the extent practicable.

3.	Describe the expected cost of each element of the Chesapeake Bay Mitigation Project, including the fair market value of any interests in land to be acquired.

4.
Identify any person or entity other than Defendants that will be involved in any aspect of the Chesapeake Bay Mitigation Project.  Defendants shall describe the third-party’s role in the action and the basis for asserting that such entity is able and suited to perform the intended role.  For purposes of this Section of the Appendix, third-parties shall only include non-profits; federal, state, and local agencies; or universities.  Any proposed third-party must be legally authorized to perform the proposed action or to receive Project Dollars.

5.	Include a schedule for completing and funding each portion of the Project.

C.	Performance - Upon approval of the plan for Chesapeake Bay Mitigation by EPA, Defendants shall complete the Project according to the approved plan and schedule.

V.	Mobile Source Emission Reduction Projects

A.
Within 120 days of the Date of Entry, Defendants shall submit a plan to EPA for review and approval, in consultation with the Citizen Plaintiffs, for the completion of Projects to reduce emissions from Defendants’ fleet of barge tugboats on the Ohio River, diesel trains at or near power plants, Defendants’ fleet of motor vehicles in certain eastern states, and/or truck stops in certain eastern states (“Mobile Source Projects”).  Defendants shall spend no less than a total of $21 million in Project Dollars on one or more of the three Mobile Source Projects specified in this Section, in accordance with the plans for such Projects approved by EPA, after consultation with the Citizen Plaintiffs.  The key criteria for selection of components of the Mobile Source Projects are the magnitude of the expected environmental benefit(s) in relation to the cost.

B.	Diesel Tug/Train Project

1.
Defendants are among the leading barge operators in the country, with operations on the Ohio River, the Mississippi River, and the Gulf Coast. Barges are propelled by tugboats, which generally use a type of marine diesel fuel known as No. 2 distillate fuel oil.  Tugboats that switch to ultra- low sulfur diesel fuel (“ULSD”) reduce emissions of NOX, PM, volatile organic compounds (“VOCs”), and other air pollutants.  All marine diesel fuel must be ULSD by June 1, 2012, pursuant to EPA’s Nonroad Diesel Rule (see“Control of Emissions of Air Pollution from Nonroad Diesel Engines and Fuels; Final Rule,” 69 Fed. Reg. 38,958 (June 29, 2004)).  Defendants also receive coal by diesel trains.

2.
As part of the plan for Mobile Source Projects, Defendants may elect to achieve accelerated emission reductions from their tugboat fleet on the Ohio River (“Ohio River Tug Fleet”) and/or their diesel powered trains used at or near their power plants, as one of the three possible mobile source Projects under this Consent Decree (“Diesel Tug/Train Project”).

3.	The Diesel Tug/Train Project shall require one or more of the following:

a.
The accelerated retrofitting or re-powering of Tugs with engines that require the use of ULSD.  Selection of this Project is expressly conditioned upon identification of satisfactory technology and an agreement between EPA and Defendants on how to credit Project Dollars towards this project.

b.
The retrofitting or repowering of the marine engines in the Ohio River Tug Fleet with diesel oxidation catalysts (“DOCs”), diesel particulate filters (“DPFs”), or other equivalent advanced technologies that reduce emissions of PM and VOCs from marine engines in tugboats (collectively “DOC/DPFs”).  Defendants shall only install DOCs/DPFs that have received applicable approvals or verifications, if any, from the relevant regulatory agencies for reducing emissions from tugboat engines.  Defendants must maintain any DOCs/DPFs installed as part of the Tug Project for the useful life of the equipment (as defined in the proposed Plan), even after the completion of the Tug Project.  Project Dollars may be spent on DOCs/DPFs within 5 years of the Date of Entry, in accordance with the approved schedule for the mitigation projects in this Appendix.

c.
The accelerated use of ULSD for the Ohio River Tug Fleet, from the Date of Entry through January 1, 2012.  Notwithstanding any other provision of this Consent Decree, including this Appendix, Defendants shall only receive credit for the incremental cost of ULSD as compared to the cost of the fuel Defendants would otherwise utilize.

d.
Emission reduction measures for diesel powered trains.  Such measures may include retro-fitting with, or conversion to, Multiple Diesel Engine GenSets that are EPA Tier III Off-Road certified; Diesel Electric Hybrid; Anti-idling controls/strategies and Auto Shut-Off capabilities.  Selection of this Project is expressly conditioned upon identification of satisfactory technology and an agreement between EPA and Defendants on how to credit Project Dollars towards this project.

4.	The proposed plan for the Diesel Tug/Train Project shall:

a.
Describe the expected cost of the project, including the costs for any equipment, material, labor costs, and the proposed method for accounting for the cost of each element of the Diesel Tug/Train Project, including the incremental cost of ULSD.

b.	Describe generally the expected environmental benefit of the project, including any expected fuel efficiency improvements and quantify emission reductions expected.

c.	Include a schedule for completing each portion of the Diesel Tug/Train Project.

5.	Performance - Upon approval of the Diesel Tug/Train Project plan by EPA, Defendants shall complete the project according to the approved plan and schedule.

C.	Hybrid Vehicle Fleet Project

1.
AEP has a fleet of approximately 11,000 motor vehicles in the eleven states where it operates, including vehicles in Indiana, Ohio, Michigan, Virginia, West Virginia, and Kentucky.  These motor vehicles are generally powered by conventional diesel or gasoline engines and include vehicles such as diesel “bucket” trucks.  The use of hybrid engine technologies in Defendants’ motor vehicles, such as diesel-electric engines, will improve fuel efficiency and reduce emissions of NOX, PM, VOCs, and other air pollutants.

2.
As part of the plan for Mobile Source Projects, Defendants may elect to spend Project Dollars on the replacement of conventional motor vehicles in their fleet with newly manufactured Hybrid Vehicles (“Hybrid Vehicle Fleet Project”).

3.	The proposed plan for the Hybrid Vehicle Fleet Project shall:

a.
Propose the replacement of conventional gasoline or diesel powered motor vehicles (such as bucket trucks) with Hybrid Vehicles.  For purposes of this subsection of this Appendix, “Hybrid Vehicle” means a vehicle that can generate and utilize electric power to reduce the vehicle’s consumption of fossil fuel.  Any Hybrid Vehicle proposed for inclusion in the Hybrid Fleet Project shall meet all applicable engine standards, certifications, and/or verifications.

b.
Provide for Hybrid Vehicles replacement in that portion of Defendants’ fleet in Indiana, Ohio, Michigan, West Virginia, Virginia, and/or Kentucky.  Notwithstanding any other provision of this Consent Decree, including this Appendix, Defendants shall only receive credit toward Project Dollars for the incremental cost of Hybrid Vehicles as compared to the cost of a newly manufactured, similar motor vehicle.

c.	Prioritize the replacement of diesel-powered vehicles in Defendants’ fleet.

d.	Provide a method to account for the costs of the Hybrid Vehicles, including the incremental costs of such vehicles as compared to conventional gasoline or diesel motor vehicles.

e.	Certify that Defendants will use the Hybrid Vehicles for their useful life (as defined in the proposed plan).

f.	Include a schedule for completing each portion of the Project.

g.	Describe generally the expected environmental benefits of the Project, including any fuel efficiency improvements, and quantify emission reductions expected.

4.
Performance - Upon approval by EPA of the plan for the Hybrid Vehicle Fleet Project, after consultation with the Citizen Plaintiffs, Defendants shall complete the Project according to the approved plan.

D.	Truck Stop Electrification

1.
Long-haul truck drivers typically idle their engines at night at rest areas to supply heat or cooling in their sleeper cab compartments, and to maintain vehicle battery charge while electrical appliances such as televisions, computers, and microwaves are in use.  Modifications to rest areas to provide parking spaces with electrical power, heat, and air conditioning will allow truck drivers to turn their engines off.  Truck stop electrification reduces idling time and therefore reduces diesel fuel usage, and thus reduces emissions of PM, NOx, and VOCs.

2.
As part of the plan for Mobile Source Projects, Defendants may elect to achieve emission reductions by truck stop electrification, which shall include, where necessary, techniques and infrastructure needed to support such a program (“Truck Stop Electrification Project”).

3.	The proposed plan for the Truck Stop Electrification Project shall:

a.
Identify truck stops in one or more of the following States for Electrification:  Ohio, Indiana, Kentucky, North Carolina, Pennsylvania, West Virginia, and Virginia.  EPA may give preference to electrification Projects that are co-located, if possible, along the same transportation corridor.

b.
Describe the level of expected usage of the planned electrification facilities, air quality in the vicinity of the proposed Projects, proximity of the proposed Project to population centers, and whether the owner or some other entity is willing to pay for some portion of the work.

c.	Provide for the construction of truck stop electrification stations with established technologies and equipment.

d.	Account for hardware procurement and installation costs at the recipient truck stops.

e.	Include a schedule for completing each portion of the Project.

f.	Describe generally the expected environmental benefits of the Project and quantify emission reductions expected.

4.
Performance - Upon approval of the plan for the Truck Stop Electrification Project by EPA, after consultation with the Citizen Plaintiffs, Defendants shall complete the Project according to the approved plan.

APPENDIX B

REPORTING REQUIREMENTS

I.	Annual Reporting Requirements

    In accordance with the dates specified below, for periods on and after the Date of Entry, Defendants shall submit annual reports to the United States, the States, and the Citizen Plaintiffs, electronically and in hard copy, as required by Paragraph 143 and certified as required by Paragraph 146.  In such annual reports, Defendants shall include the following information:

A.  Eastern System-Wide Annual Tonnage Limitations for SO2 and NOx

Beginning on March 31, 2010, for the Eastern System-Wide Annual Tonnage Limitations for NOx, and March 31, 2011, for the Eastern System-Wide Annual Tonnage Limitations for SO2, and annually thereafter, Defendants shall report the following information: (a) the total actual annual tons of the pollutant emitted from each Unit (or for Units vented to a common stack, from each combined stack) within the AEP Eastern System, as defined in Paragraph 7, during the prior calendar year; (b) the total actual annual tons of the pollutant emitted from the AEP Eastern System during the prior calendar year; (c) the difference, if any, between the applicable Eastern System-Wide Annual Tonnage Limitation for the pollutant in that calendar year and the amount reported in subparagraph (b); and (d) the annual average emission rate, expressed as a lb/mmBTU for NOx, for each Unit within the AEP Eastern System and for the entire AEP Eastern System during the prior calendar year.  Data reported pursuant to this subsection shall be based upon the CEMS data submitted to the Clean Air Markets Division.

B.  Plant-Wide Annual Rolling Average Tonnage Limitation for SO2 at Clinch River

Beginning on March 31, 2011, and continuing annually thereafter, Defendants shall report: (a) the actual tons of SO2 emitted from all Units at the Clinch River plant on an annual rolling average basis as defined in Paragraphs 47 and 88 for the prior calendar year; and (b) the applicable Plant-Wide Annual Rolling Average Tonnage Limitation for SO2 at the Clinch River plant for the prior calendar year.  For calendar years other than 2010 and 2015, Defendants shall also report the 12-month rolling average emissions for each month.

C.  Plant-Wide Tonnage Limitation for SO2 at Kammer

Beginning on March 31, 2011, and continuing annually thereafter, Defendants shall report: (a) the actual tons of SO2 emitted from all Units at the Kammer plant as specified in Paragraph 48 for the prior calendar year; and (b) the Plant-Wide Tonnage Limitation for SO2 at the Kammer plant for that calendar year.

D.  Reporting Requirements for Excess NOx Allowances

1.  Reporting Requirements for Unrestricted Excess NOx Allowances

Beginning on March 31, 2010, and continuing annually through March 31, 2016,  Defendants shall report the number of Unrestricted Excess NOx Allowances available each year between 2009 through 2015, and how or whether such allowances were used so that Defendants account for each Unrestricted Excess NOx Allowance for each year during 2009 through 2015.  No later than March 31, 2016, Defendants shall report: (a) the cumulative number of unused Unrestricted Excess NOx Allowances subject to surrender pursuant to Paragraph 75 and calculated pursuant to Paragraph 74, and (b) the total number of unused Unrestricted Excess NOx Allowances that they surrendered.

2.  Reporting Requirements for Restricted Excess NOx Allowances

a.  Beginning on March 31, 2010, and continuing annually through March 31, 2016, Defendants shall report:  (a) the number of Restricted Excess NOx Allowances available each year between 2009 through 2015; (b) the actual emissions from any New and Newly Permitted Unit during each year; (c) the actual NOx emissions from the five natural gas plants listed in Paragraph 76 during each year; (d) the amount, if any, of Restricted Excess NOx Allowances that are not subject to surrender each year because of Defendants’ investment in renewable energy as defined in Paragraph 77 and the data supporting Defendants’ calculation; and (e) the difference between the cumulative total of Restricted Excess NOx Allowances available from each year and any prior year and the actual emissions reported under (b) and (c), above, for that year and any Restricted Excess NOx Allowances not subject to surrender reported under (d), above.  No later than March 31, 2016, Defendants shall report: (a) the cumulative number of unused Restricted Excess NOx Allowances subject to surrender calculated pursuant to Paragraphs 76 and 77, and (b) the total number of unused Restricted Excess NOx Allowances that they surrendered.

b.  No later than March 31, 2017, and continuing annually thereafter, Defendants shall report: (a) the number of Restricted Excess NOx Allowances available in the prior year; (b) the actual emissions from any New and Newly Permitted Unit during such year; (c) the actual emissions from the five natural gas plants listed in Paragraph 76 during such year; (d) the amount, if any, of Restricted Excess NOx Allowances that are not subject to surrender for such year because of Defendants’ investment in renewable energy as defined in Paragraph 77 and the data supporting Defendants’ calculation; (e) the number of Restricted Excess NOx Allowances subject to surrender for such year calculated pursuant to Paragraphs 76 and 77; and (f) the total number of unused Restricted Excess NOx Allowances that they surrendered for such year.

E.  Reporting Requirements for Excess SO2 Allowances

Beginning on March 31, 2011, and continuing annually thereafter, Defendants shall report: (a) the number of Excess SO2 Allowances subject to surrender calculated pursuant to Paragraph 93, and (b) the total number of Excess SO2 Allowances that they surrendered.

F.  Continuous Operation of Pollution Controls required by Paragraphs 68, 69, 87, and 102

On March 31 of the year following Defendants’ obligation pursuant to this Consent Decree to commence Continuous Operation of an SCR, FGD, ESP, or Additional NOx Pollution Controls, Defendants shall report the date that they commenced Continuous Operation of each such pollution control as required by this Consent Decree.  Beginning on March 31, 2008, and continuing annually thereafter, Defendants shall report, for any SCR, FGD, ESP, or Additional NOx Pollution Controls required to Continuously Operate during that year, the duration of any period during which that pollution control did not Continuously Operate, including the specific dates and times that such pollution control did not operate, the reason why Defendants did not Continuously Operate such pollution control, and the measures taken to reduce emissions of the pollutant controlled by such pollution control.

G.  Installation of SO2 and NOx Pollution Controls

Beginning on March 31, 2008, and continuing annually thereafter, Defendants shall report on the progress of construction of NOx and SO2 pollution controls required by this Consent Decree including:  (1) if construction is not underway, any available information concerning the construction schedule, including the dates of any major contracts executed during the prior calendar year, and any major components delivered during the prior calendar year; (2) if construction is underway, the estimated percent of installation as of the end of the prior calendar year, the current estimated construction completion date, and a brief description of completion of significant milestones during the prior calendar year, including a narrative description of the current construction status (e.g. foundations completed, absorber installation proceeding all material on-site, new stack erection completed, etc.); and (3) once construction is complete, the dates the equipment was placed in service and any acceptance testing was performed during the prior calendar year.

H.  Installation and Operation of PM CEMS

Beginning on March 31, 2013, for Cardinal Units 1 and 2 and a third Unit identified pursuant to Paragraph 110, and continuing annually thereafter for all periods of operation of PM CEMS as required by this Consent Decree, Defendants shall report the data recorded by the PM CEMS, expressed in lb/mmBTU on a 3-hour rolling average basis in electronic format for the prior calendar year, in accordance with Paragraph 107.

I.  Other SO2 Measures

Commencing in the first annual report Defendants submit pursuant to Paragraph 143, and continuing annually thereafter, Defendants shall submit all data necessary to determine Defendants’ compliance with the annual average coal content specified in the table in Paragraph 90.

J.  1-Hour Average NOx Emission Rate and 30-Day Rolling Average Emission
     Rates for SO2 and NOx

1. Beginning on March 31 of the year following Defendants’ obligation pursuant to this Consent Decree to first comply with an applicable 1-Hour Average NOx Emission Rate and/or 30-Day Rolling Average Emission Rate for SO2 and NOx, and continuing annually thereafter, Defendants shall report all 1-Hour Average Emission Rate results and/or 30-Day Rolling Average Emission Rate results to determine compliance with such emission rate, as defined in Paragraph 4 or 5, as appropriate.  Defendants shall also report: (a) the date and time that the Unit initially combusts any fuel after shutdown; (b) the date and time after startup that the Unit is synchronized with a utility electric distribution system; (c) the date and time that the fire is extinguished in a Unit; and (d) for the fifth and subsequent Cold Start Up Period that occurs within any 30-Day period, the earlier of the date and time that is either (i) eight hours after the unit is synchronized with a utility electric distribution system, or (ii) the flue gas has reached the SCR operational temperature range specified by the catalyst manufacturer.

2. Within the first report that identifies a 1-Hour Average NOx Emission Rate or 30-Day Rolling Average Emission Rate for SO2 or NOx, Defendants shall include at least five (5) example calculations (including hourly CEMS data in electronic format for the calculation) used to determine the 1-Hour Average NOx Emission Rate and the 30-Day Rolling Average Emission Rate for SO2 or NOx for five (5) randomly selected days.  If at any time Defendants change the methodology used in determining the 1-Hour Average NOx Emission Rate or the 30-Day Rolling Average Emission Rate for SO2 or NOx, Defendants shall explain the change and the reason for using the new methodology.

K.  30-Day Rolling Average Removal Efficiency for SO2

1. Beginning on March 31 of the year following Defendants’ obligation pursuant to this Consent Decree to first comply with a 30-Day Rolling Average Removal Efficiency, and continuing annually thereafter, Defendants shall report all 30-Day Rolling Average Removal Efficiency results to determine compliance with such removal efficiency as defined in Paragraph 6 or, for Conesville Units 5 and 6, as specified in Appendix C.

2. Within the first report that identifies a 30-Day Rolling Average Removal Efficiency for SO2, Defendants shall include at least five (5) example calculations (including hourly CEMS data in electronic format for the calculation) used to determine the 30-Day Rolling Average Removal Efficiency for five (5) randomly selected days.  If at any time Defendants change the methodology used in determining the 30-Day Rolling Average Removal Efficiency, Defendants shall explain the change and the reason for using the new methodology.

L.  PM Emission Rates

Beginning on March 31, 2010, for Cardinal Units 1 and 2, and beginning on March 31, 2013 for Muskingum River Unit 5, and continuing annually thereafter, Defendants shall report the PM Emission Rate as defined in Paragraph 51, for Cardinal Unit 1, Cardinal Unit 2, and Muskingum River Unit 5.   For all such Units, Defendants shall attach a copy of the executive summary and results of any stack test performed during the calendar year covered by the annual report.

M.  Environmental Mitigation Projects

1.  Mitigation Projects to be Conducted by the States

Defendants shall report the disbursement of funds as required in Paragraph 127 of the Consent Decree in the next annual progress report that Defendants submit pursuant to Paragraph 143 following such disbursement of funds.

2.  Appendix A Projects

Beginning March 31, 2008, and continuing on March 31 of each year thereafter until completion of each Project (including any applicable periods of demonstration or testing), Defendants shall provide the United States and Citizen Plaintiffs with written reports detailing the progress of each Project, including Project Dollars.

N. Other Unit becoming an Improved Unit

If Defendants decide to make an Other Unit an Improved Unit, Defendants shall so state in the next annual progress report they submit pursuant to Paragraph 143 after making such decision, and comply with the reporting requirements specified in Section I.G of this Appendix and any other reporting or notice requirements in accordance with the Consent Decree.

II.	Deviation Reports

Beginning March 31, 2008, and continuing annually thereafter, Defendants shall report a summary of all deviations from the requirements of the Consent Decree that occurred during the prior calendar year, identifying the date and time that the deviation occurred, the date and time the deviation was corrected, the cause and any corrective actions taken for each deviation, if necessary, and the date that the deviation was initially reported under Paragraph 145.  In addition to any express requirements in Section I, above, or in the Consent Decree, such deviations required to be reported include, but are not limited to, the following requirements: the 1-Hour Average NOx Emission Rate, the 30-Day Rolling Average Emission Rates for SO2 and NOx, the 30-Day Rolling Average Removal Efficiency for SO2, and the PM Emission Rate.

III.	Submissions Pending Review

In each annual report Defendants submit pursuant to Paragraph 143, Defendants shall include a list of all plans or submissions made pursuant to this Consent Decree during the calendar year covered by the annual report, the date(s) such plans or submissions were submitted to one or more Plaintiffs for review and/or approval, and shall identify which, if any, are still pending review and approval by Plaintiffs upon the date of submission of the annual report.

IV.	Other Information Necessary To Determine Compliance

To the extent that information not expressly identified above is necessary to determine Defendants’ compliance with the requirements of this Consent Decree during a reporting period, and has not otherwise been submitted in accordance with the provisions of the Consent Decree, Defendants shall provide such information as part of the annual report required pursuant to Section XI of the Consent Decree.

APPENDIX C

MONITORING STRATEGY AND CALCULATION OF
THE 30-DAY ROLLING AVERAGE REMOVAL EFFICIENCY
FOR CONESVILLE UNITS 5 AND 6

I.           Monitoring Strategy

1.
The SO2 monitoring system for Conesville Units 5 & 6 will consist of two separate FGD inlet monitors in each of the two FGD inlet ducts for each Unit, and one FGD outlet monitor in the combined flow from the outlets of the FGD modules for each Unit, prior to the common stack.

2.
Due to space constraints and potential interferences, monitors are currently located in the inlet duct for one FGD module on each Unit and at the combined outlet from both FGD modules for each Unit prior to entering the stack using best engineering judgment.

3.
On or before December 31, 2008, Defendants shall submit a monitoring plan to EPA for approval that will propose where to site and install an additional inlet monitor in each of the unmonitored FGD inlet ducts for each Unit, and include a requirement that Defendants submit a complete certification application for the Conesville Units 5 & 6 monitoring system to EPA and the state permitting authority.

4.	The Monitoring Plan will incorporate the applicable procedures and quality assurance testing found in 40 C.F.R. Part 75, subject to the following:

a.
The PS-2 siting criteria will not be applied to these monitoring systems; however, the majority of the procedures in Section 8.1.3.2 of PS-2 will be followed.  Sampling of at least nine (9) sampling points selected in accordance with PS-1 will be performed prior to the initial RATA.  If the resultant SO2 emission rates for any single sampling point calculated in accordance with Equation 19.7 are all within 10% or 0.02 lb/mmBtu of the mean of all nine (9) sampling points, the alternative traverse point locations (0.4, 1.2, and 2.0 meters from the duct wall) will be representative and may be used for all subsequent RATAs.

b.
The required relative accuracy test audit will be performed in accordance with the procedures of 40 C.F.R. Part 75, except that the calculations will be performed on an SO2 emission rate basis (i.e., lb/mmBtu).

c.
The criteria for passing the relative accuracy test audit will be the same criteria that 40 C.F.R. Part 75 requires for relative accuracy or alternative performance specification as provided for NOx emission rates.

d.	“Diluent capping” (i.e., 5% CO2) will be applied to the SO2 emission rate for any hours where the measured CO2 concentration rounds to zero.

e.
Results of quality assurance testing, data gathered by the inlet and outlet monitoring systems, and the resultant 30-day Rolling Average Removal Efficiencies for these monitoring systems are not required to be reported in the quarterly reports submitted to EPA’s Clean Air Markets Division for purposes of 40 C.F.R. Part 75.   Results will be maintained at the facility and available for inspection, and the 30-day Rolling Average Removal Efficiency will be reported in accordance with the requirements of the Consent Decree and Appendix B.  Equivalent data retention and reporting requirements will be incorporated into the applicable permits for these Units.

f.	Missing Data Substitution of 40 C.F.R Part 75 will not be implemented.

g.
Initial performance testing will be performed before the effective date of the 30-Day Rolling Average Removal Efficiency requirements, and the results will be reported to Plaintiffs as part of the annual report submitted in accordance with Appendix B.

II.           Calculation of 30-Day Rolling Average Removal Efficiency

1.           Removal efficiency shall be calculated by the equation:

[SO2 emission rate Inlet– SO2 emission rate Outlet ] / SO2 emission rate Inlet * 100

2.
Inlet and outlet emission rates shall be calculated using the methodology specified in 40 C.F.R. Part 60 Appendix B – Method 19.  Inlet emission rates will be based on the average of the valid recorded values calculated for each of the inlet FGD monitors at each Unit.  Measurements are made on a wet basis, so Equation 19.7 will be utilized to determine the hourly SO2 emission rate at each location.  To make the conversion between the measured wet SO2 and CO2 concentrations and an emission rate in pounds per million BTU, an electronic Data System will perform Equation 19.7 using the SO2 ppm conversion factor from Table 19-1 of Method 19 and the Fc factor for the applicable fuel (currently bituminous coal) in Table 19-2 of Method 19.  The resulting equation will be:

Emission rate (lb SO2/mmBtu) = 1.660 x 10-7 * SO2 (in ppm) * Fc * 100 / CO2 (in %)

3.
The electronic data system will calculate the hourly average SO2 and CO2 concentration in accordance with 40 C.F.R. Part 75 quality control/quality assurance requirements and will compute and retain these SO2 emission rates for every operating hour meeting the minimum data capture requirements in accordance with 40 C.F.R. Part 75.  Prior to the calculation of the SO2 emission rate, hourly SO2 and CO2 concentrations will be rounded to the nearest tenth (i.e., 0.1 ppm or 0.1 % CO2) and the resulting SO2 emission rate will be rounded to the nearest thousandth (i.e., 0.001 lb/mmBtu).

4.
From these hourly SO2 emission rates, SO2 removal efficiencies will be calculated for each hour when the Unit is firing fossil fuel, and the hourly SO2 and CO2 monitors meet the QA/QC requirements of Part 75.  Hourly SO2 removal efficiencies will be computed by taking the hourly inlet SO2 emission rate minus the outlet SO2 emission rate, dividing the result by inlet SO2 emission rate and multiplying by 100.  The resulting removal efficiency will be rounded to the nearest tenth (i.e., 95.1%).  Daily SO2 removal efficiencies will be calculated by taking the sum of Hourly SO2 removal efficiencies and dividing by the number of valid monitored hours for each Operating Day.  The resulting daily removal efficiencies will be rounded to the nearest tenth (i.e., 95.1%).

5.
The 30-Day Rolling Average Removal Efficiency will be computed by taking the current Operating Day’s daily SO2 removal efficiency (as described in Paragraph 4 of this Appendix C) plus the previous 29 Operating Days’ daily SO2 removal efficiency, and dividing the sum by 30.  In the event that a daily SO2 removal efficiency is not available for an Operating Day, Defendants shall exclude that Operating Day from the calculation of the 30-Day Rolling Average Removal Efficiency.  The resulting 30-day Rolling Average Removal Efficiency will be rounded to the nearest tenth of a percent (i.e., a value of 95.04% rounds down to 95.0%, and a value of 95.05% rounds up to 95.1%).